UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EQUITY ONE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

(305) 947-1664

March 28, 2014

Dear stockholder:

The board of directors and officers of Equity One, Inc., a Maryland corporation, join us in extending to you a cordial invitation to attend the 2014 annual meeting of our stockholders. This meeting will be held on Friday, May 9, 2014, at 9:00 a.m., local time, at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022.

As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, on or about March 28, 2014 to our stockholders of record as of the close of business on March 5, 2014. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.

If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 9, 2014.

Sincerely,

CHAIM KATZMAN	JEFFREY S. OLSON
Chairman of the Board	Chief Executive Officer

EQUITY ONE, INC.

1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 9, 2014

To our stockholders:

You are cordially invited to attend the 2014 annual meeting of the stockholders of Equity One, Inc., a Maryland corporation, which will be held at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, on Friday, May 9, 2014 at 9:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of Cynthia R. Cohen, David Fischel, Neil Flanzraich, Jordan Heller, Chaim Katzman, Peter Linneman, Galia Maor, Jeffrey S. Olson and Dori Segal as directors, each to hold office until our 2015 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2014 fiscal year;

3.	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

4.	The approval of our Amended and Restated 2004 Employee Stock Purchase Plan; and

5.	The transaction of such other business as may properly come before the annual meeting, including any postponements or adjournments of the meeting.

If you own shares of our common stock as of the close of business on March 5, 2014, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials, or E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who authorize a proxy to vote over the Internet, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors

AARON M. KITLOWSKI
Vice President, General Counsel and Secretary

North Miami Beach, Florida

March 28, 2014

(i)

(ii)

2014 ANNUAL MEETING

OF

STOCKHOLDERS OF EQUITY ONE, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York 10022 on Friday, May 9, 2014, at 9:00 a.m., local time. Pursuant to the rules of the Securities and Exchange Commission, or SEC, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “E-proxy notice,” on or about March 28, 2014 to our stockholders of record as of the close of business on March 5, 2014. The E-proxy notice and this proxy statement summarize the information that you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the E-proxy notice mailed?

A:	The E-proxy notice is being mailed, and this proxy statement is being made available, to stockholders beginning on or about March 28, 2014.

Q:	Who is entitled to vote?

A:	All stockholders of record as of the close of business on March 5, 2014, the record date, are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to you for consideration. Our stockholders do not have the right to cumulate their votes for directors.
Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 118,666,800 shares of common stock were issued and outstanding, which number excludes 800,000 shares of unvested restricted stock held by three of our named executive officers, which shares are not entitled to vote. If less than a majority of votes entitled to be cast are represented at the annual meeting, the chairman of the meeting or a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 5, 2014. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How do I vote?

A:

Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a proxy properly submitted via the Internet, mail or telephone, your proxy will vote to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors,” in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm,” in favor of (FOR) “Proposal 3 – Advisory Vote On Approval of Named Executive Officer Compensation,” in favor of (FOR) “Proposal 4 – Approval of Amended and Restated 2004 Employee Stock Purchase Plan” and in the discretion of your proxy as to all other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you should instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and the Internet.

Q:	What am I voting on?

A:	You will be voting on:

•	The election of nine directors to hold office until our 2015 annual meeting of stockholders and until his or her successor has been elected and qualifies;

•	The ratification of the appointment of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2014;

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this proxy statement; and

•	The approval of our Amended and Restated 2004 Employee Stock Purchase Plan.

In addition, your proxies will have the authority to vote in their discretion as to such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of a director nominee requires a plurality of the votes cast.

	Proposal 2: Ratification of Appointment of Independent Registered Certified Public Accounting Firm	Ratification of the appointment of the independent registered certified public accounting firm requires a majority of the votes cast.

	Proposal 3: Advisory Vote On Approval of Named Executive Officer Compensation	The approval of the compensation of our named executive officers requires a majority of the votes cast.

	Proposal 4: Approval of Amended and Restated 2004 Employee Stock Purchase Plan	The approval of our Amended and Restated 2004 Employee Stock Purchase Plan requires a majority of the votes cast. In addition, the rules of the New York Stock Exchange, or NYSE, require that the votes FOR the proposal must be at least a majority of all of the votes cast on the proposal (including votes FOR and AGAINST and abstentions).

Q:	How are abstentions and broker non-votes treated?

A:	Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors, the ratification of the independent registered certified public accounting firm and the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the approval of the Amended and Restated 2004 Employee Stock Purchase Plan, abstentions are counted as votes cast, but broker non-votes are not counted as votes cast.

Under the rules of the NYSE, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered certified public accounting firm. Therefore, brokerage firms may vote such shares with respect to Proposal 2. The election of directors, the advisory vote on executive compensation and the approval of our Amended and Restated Employee Stock Purchase Plan are considered “non-routine” matters under the rules of the NYSE. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable NYSE rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the stockholder and, accordingly, any such shares without voting instruction will be “broker non-votes.”

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting of which we were not properly notified at our principal executive offices on or before November 29, 2013, or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted:

•	to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors;”

•	in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm;”
•	in favor of (FOR) “Proposal 3 – Advisory Vote on Approval of Named Executive Officer Compensation;”

•	in favor of (FOR) “Proposal 4 – Approval of Amended and Restated 2004 Employee Stock Purchase Plan;” and

•	in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the E-proxy notice and, to the extent requested by our stockholders, this proxy statement and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	How do I submit a proposal for the 2015 annual meeting?

A:

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than 5:00 p.m., Eastern Time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2015 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary on or after

October 29, 2014 and prior to 5:00 p.m., Eastern Time, on November 28, 2014. Proposals should be mailed to the attention of our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address. The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2015 annual meeting of stockholders is November 28, 2014. Such proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2015 annual meeting.

Q:	What does it mean if I receive more than one E-proxy notice?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the E-proxy notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the Company’s website?

A:	Yes. Our website is located at www.equityone.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. The board and each of its committees – audit, compensation, executive and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of conduct and ethics may be viewed on our website at www.equityone.net under the “About Us” tab. These documents are also available without charge to stockholders who request them by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

Independent Directors

Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that each of Messrs. Cassel, Flanzraich, Heller (upon his election to our board of directors) and Linneman and Misses Cohen and Maor currently satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. In making this determination, the board of directors considered those transactions reported below under “Certain Transactions” and all transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including:

Name	Relationship or Transaction

Neil Flanzraich	The son of Mr. Flanzraich is employed by Equity One as an analyst, a non-officer position.

Jordan Heller	Heller Wealth Advisors LLC, a comprehensive wealth management company of which Mr. Heller is President, has provided financial advisory services to Messrs. Olson and Langer in the past. Messrs. Olson and Langer do not currently intend to engage Heller Wealth Advisors LLC for such services in the future, and Heller Wealth Advisors LLC received less than $15,000 in the aggregate in each of the last two years for the services it provided to these executives.

Peter Linneman, Ph.D.	Mr. Linneman currently serves as a director of Atrium European Real Estate Ltd., an affiliate of Gazit-Globe, Ltd., one of our principal, indirect stockholders. Mr. Katzman is the chairman of Atrium European Real Estate Ltd. and Gazit-Globe, Ltd. Mr. Linneman is co-owner of the Linneman Letter, a real estate publication to which Equity One and other real estate investors subscribe.

Galia Maor	Ms. Maor served as President and Chief Executive Officer of Bank Leumi le-Israel from 1995 to 2012 and a director of Leumi Private Bank until February 2014. Bank Leumi has made financing available to Gazit-Globe, Ltd., one of our principal, indirect stockholders, and Equity One has been informed that Gazit-Globe has pledged certain of the shares it owns in Equity One to secure its obligations under such financing.

Nominations for Directors

The nominating and corporate governance committee, or nominating committee, will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. In evaluating nominees for director, the nominating committee does not differentiate between nominees recommended by stockholders and others. In identifying and evaluating candidates to be nominated for director, the nominating committee reviews the desired experience, mix of skills and other qualities required for appropriate board composition, taking into account the current board members and our specific needs as well as those of the board. This process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. In addition to the personal qualifications of each candidate, the nominating committee will consider, among other things, the following:

•	if the nominee will consent to being named in the proxy and serving, if elected, on the board;

•	whether the candidate qualifies as “independent” under the NYSE rules;

•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving our company;

•	transactions and relationships between the nominee and the recommending stockholder, on the one hand, and us or our management, on the other hand;

•	the nominee’s trading history in our stock and his or her current stock ownership information;

•	any material proceedings to which the nominee or his or her associates is a party that are adverse to our company;

•	information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for us; and

•	whether the nominating stockholder and nominee seek to use the nomination to redress personal claims or grievances against us or others, or to further personal interests or special interests not shared by our stockholders at large.

The nominating committee also reserves the right to request such additional information as it deems appropriate.

Although the nominating committee’s charter permits it to engage a search firm to identify director candidates, we did not pay fees to any third parties to assist in the process of identifying or evaluating director candidates to stand for election at the 2014 annual meeting.

Executive Sessions

Pursuant to our corporate governance guidelines, our non-management directors meet in separate executive sessions at least four times a year and as otherwise determined by the lead director (discussed below). Generally, executive sessions are held at the outset of each quarterly meeting of the board. The lead director may invite our chief executive officer or others, as he deems appropriate, to attend a portion of these sessions. The non-management directors met four times in executive sessions in 2013.

Board Leadership Structure

On an ongoing basis, our nominating and corporate governance committee evaluates the structure and composition of our board of directors, including the current leadership structure and discusses its recommendations with the full board to ensure that our leadership structure is appropriate given the specific characteristics and circumstances of our business.

Our board does not have a policy with respect to the separation of the offices of chairman of the board and chief executive officer. Rather, our board believes that this issue is part of the succession planning process and that it is in the best interests of the company for the board to make a determination when it elects a chief executive officer. Since December 2006, Chaim Katzman has served as our chairman of the board and Jeffrey S. Olson has served as our chief executive officer.

In May 2006, Neil Flanzraich was elected to serve as our lead director and has served in that capacity since that time. The lead director is an independent director who acts in a lead capacity to coordinate the other independent directors, chair the executive sessions of the non-management directors and perform such other functions as the board may direct. The lead director would also preside over meetings of our board of directors to the extent there were matters involving conflicts with our majority stockholders, with whom our chairman is affiliated.

Stockholder Communications

Our board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our board, its committees, the lead director or the non-management directors or independent directors as a group in a writing addressed to Equity One, Inc., Board of Directors, c/o Corporate Secretary, 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. Such communications may be made on an anonymous or confidential basis. The board has instructed our corporate secretary to promptly forward all such communications to the specified addressees thereof.

Risk Oversight

Our board provides oversight of the company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks. Our board believes that the current separation of the roles of chairman of the board and chief executive officer facilitates communication between senior management and the full board of directors about risk oversight and therefore strengthens the board’s risk oversight activities. In addition, as reflected in the audit committee charter, our board has delegated to the audit committee responsibility to oversee, discuss and evaluate the company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the audit committee provides reports to and receives direction from the full board regarding the company’s risk management policies and guidelines, as well as the audit committee’s risk oversight activities.

Code of Conduct and Ethics

Our board of directors has adopted a code of conduct and ethics that applies to all of our directors, officers, employees and independent contractors. The code also has specific provisions applicable to all employees with access to, and responsibility for, matters of finance and financial management, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The full text of the code of conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or any other executive officers or directors by posting such information within four business days of such amendment or waiver on our website at www.equityone.net.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During the fiscal year ended December 31, 2013, our board of directors held a total of four meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee. Although we have no specific requirement regarding the attendance at the annual meeting of stockholders by our directors, in 2013 all but one of our directors attended the annual meeting in person.

Committee Membership

We have four standing committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee.

The current members of our committees are as follows:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive

James Cassel	X	X
Cynthia Cohen	X*		X
David Fischel
Neil Flanzraich**		X	X*
Chaim Katzman				X*
Peter Linneman		X*	X	X
Galia Maor	X
Jeffrey S. Olson				X
Dori Segal				X

*	Chair
**	Lead Director

Executive Committee. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee may only approve the sale or acquisition of properties with a purchase price of no more than $60 million, the sale or acquisition of undeveloped land with a purchase price of no more than $30 million, budgets for the development or redevelopment of properties of no more than $50 million and financings of no more than $100 million. The executive committee met or took action by consent five times during the year ended December 31, 2013.

Audit Committee. The members of the audit committee are “independent,” as defined under the NYSE listing standards and the rules and regulations of the SEC. The board has determined that each of Misses Cohen and Maor and Mr. Cassel qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. The audit committee’s functions include reviewing and discussing our financial statements, reviewing and discussing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with our management and independent registered certified public accounting firm, in its sole discretion retaining and terminating the engagement of our independent registered certified public accounting firm, determining the independence of such firm and discussing with management and the independent registered certified public accounting firm the quality and adequacy of our disclosure controls and procedures and internal controls.

The audit committee is also responsible for overseeing, discussing and evaluating our guidelines, policies and processes with respect to risk assessment and risk management and the steps management has taken to monitor and control risk exposure, and advises the board of directors with respect to such matters, as appropriate. The audit committee met nine times during the year ended December 31, 2013.

Please refer to the audit committee report, which is set forth on page 18 of this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2013.

Compensation Committee. The members of the compensation committee are “independent,” as defined under the NYSE listing standards. The compensation committee’s functions consist of administering our Amended and Restated 2000 Executive Incentive Compensation Plan, which we refer to as the 2000 plan, and our employee stock purchase plan, recommending, designing and approving our salary, bonus and benefits policies, including our executive compensation programs, reviewing the relationship between our compensation practices and effective risk management, discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our annual report on Form 10-K and proxy statement, and monitoring and discussing senior management succession planning. The compensation committee has the power to create subcommittees with such powers as the compensation committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis – Management’s and Advisor’s Role in Compensation Decisions.” The compensation committee met thirteen times during the year ended December 31, 2013.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are “independent,” as defined under the NYSE listing standards. The committee’s duties include identifying and recommending candidates for appointment, election or reelection to the board, considering issues and making recommendations concerning the size, composition, organization, leadership and effectiveness of the board, including committee assignments, establishing and overseeing procedures for annual assessment of board and director performance, evaluating issues of corporate governance, making recommendations to the board regarding our governance policies and practices and monitoring compliance with stock ownership requirements for directors and executive officers. The nominating and corporate governance committee met five times during the year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of Messrs. Linneman, Cassel and Flanzraich. No member of the compensation committee during 2013 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors proposes that the nominees described below be elected for a one-year term and until their successors are duly elected and qualify. All nominees, other than Mr. Heller, are currently serving as our directors. Mr. Cassel notified us that he will not be standing for reelection at the 2014 annual meeting. The nominating and corporate governance committee oversaw the search process for a new director, and Messrs. Katzman and Olson initially recommended Mr. Heller to such committee.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age

Cynthia R. Cohen	Ms. Cohen was elected as a director in 2006. She founded Strategic Mindshare, a strategic management consulting firm serving retailers and consumer product brands, in 1990 and, since that time, has served as its president. Ms. Cohen is a director of bebe Stores, inc., a specialty apparel retailer, and Steiner Leisure Limited, a global beauty company, both of which are public companies. Ms. Cohen also serves on the Board of Trustees of the Committee for Economic Development. Ms. Cohen also serves on the boards of several private digital companies. Ms. Cohen previously served as a director of Hot Topic, Inc. and The Sports Authority. She is a graduate of Boston University. Ms. Cohen is 61 years old. Our board of directors has concluded that Ms. Cohen’s qualifications to serve on our board include her extensive experience in the retail industry, as a retail consultant and as a board member of several public retail companies.

David Fischel	Mr. Fischel was appointed as a director in January 2011 in connection with our joint venture acquisition of Capital & Counties USA, Inc. from Liberty International Holdings Limited (“LIH”). We and several of our stockholders have agreed, pursuant to a stockholders agreement, that until January 4, 2020 (or until such agreement is earlier terminated), as long as LIH or its affiliates beneficially own (including shares issuable upon redemption of joint venture units), in the aggregate, (i) prior to February 3, 2015, 50% of the shares of our common stock held by LIH at the closing of the transaction and (ii) thereafter, three percent or more of the total outstanding shares of our common stock, it may designate one nominee for election to our board of directors. LIH has chosen Mr. Fischel as its nominee pursuant to this agreement. Since 2001, Mr. Fischel has served as the chief executive officer of Intu Properties PLC (“Intu”), formerly Capital Shopping Centres Group PLC, a listed UK REIT and the parent company of LIH. Mr. Fischel joined Intu in 1985 and previously served as its finance director and managing director. He has served as a director of Intu since 1998 and served as a director of Capital & Counties Properties PLC, a UK listed REIT that demergered from Intu in 2010, from February 2010 to February 2011. Mr. Fischel is a chartered accountant in the United Kingdom and is 55 years old. Mr. Fischel’s qualifications to serve on our board include his experience as a real estate executive, having served as an executive of Intu for many years, and his experience as a chartered accountant.

Neil Flanzraich	Mr. Flanzraich was elected as a director in April 2005. Mr. Flanzraich is currently the Chairman and CEO of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned pharmaceutical company. From May 1998 to 2006, he served as a director, vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products, and as a director of IVAX Diagnostics, Inc. IVAX was acquired by Teva Pharmaceuticals in January 2006. From 1995 to 1998, Mr. Flanzraich was a shareholder and served as chairman of the life sciences legal practice group of Heller Ehrman White & McAuliffe, formerly a San Francisco-based law firm. From 1981 to 1995, he served as the senior vice president, general counsel and a member

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
of the corporate executive committee of Syntex Corporation, a pharmaceutical company. In addition to our board of directors, he is also a director of Chipotle Mexican Grill, Inc., a chain of casual fast food restaurants, which is listed on the New York Stock Exchange. Mr. Flanzraich served as a director of Rae Systems, Inc. from December 2000 until March 2009, of Javelin Pharmaceuticals, Inc. from June 2006 until its merger with Hospira, Inc. in July 2010, of Continucare Corporation from March 2002 until its acquisition by Metropolitan Health Network in October 2011, and of BELLUS Health Inc. (formerly known as Neurochem Inc.), a publicly-traded biotech company from 2006 to May 2012. Additionally, he was a member of the Board of Directors of privately-owned Outcomes Health Information Solutions, LLC, a provider of healthcare data retrieval, analytics and management services, until his resignation in January 2012. Mr. Flanzraich received an A.B. from Harvard College (phi beta kappa, magna cum laude) and a J.D. from Harvard Law School (magna cum laude). Mr. Flanzraich is 70 years old. Our board of directors has concluded that Mr. Flanzraich’s qualifications to serve on our board include his experience as a senior corporate executive for public companies for over 25 years and his experience as an investor in, and member of the boards of directors of, numerous publicly-traded companies.

Jordan Heller	Mr. Heller is the president of Heller Wealth Advisors LLC, a comprehensive wealth management company. From 2005 to 2008 Mr. Heller was a partner of The Schonbraun McCann Group, a real estate accounting and consulting firm, heading the wealth management division. From 2001 to 2005, Jordan served as a managing director at American Economic Planning Group in a similar capacity. Prior to American Economic Planning Group, Mr. Heller spent 15 years at some of the leading investment banks, including Merrill Lynch, Salomon Brothers and CIBC Oppenheimer, the majority of which time he spent heading the real estate and real estate finance securities research groups of those firms. In this capacity he played a leading role in the IPO of a significant portion of the REITs that went public during his tenure. Mr. Heller started his career in public accounting at Price Waterhouse. Mr. Heller has served as a director of Bed Bath & Beyond Inc. since 2003 and has been a member of the Board of Trustees of The New York College of Podiatric Medicine since 2013. Mr. Heller received a B.S. in Accountancy from Bentley University and a Master of Business Administration from The University of Chicago’s Booth School of Business. He is a Certified Public Accountant (CPA), Chartered Financial Analyst (CFA) and Certified Financial Planner (CFP™). Mr. Heller is 53 years old. Our board of directors has concluded that Mr. Heller’s qualifications to serve on our board include his deep knowledge of the REIT industry, his extensive experience with financial and accounting matters and his experience serving as a member of the board of directors of a public company.

Chaim Katzman	Mr. Katzman has served as the chairman of our board since he founded Equity One in 1992. He also served as our chief executive officer until December 2006 and president until November 2000. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the United States since 1980. Mr. Katzman purchased a controlling interest in Norstar Holdings Inc. (formerly known as Gazit Inc.), a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the chairman of its board and president since that time, and remains its largest stockholder. Bat’ami Katzman, Mr. Katzman’s daughter, is the vice chairman of the board of directors of Norstar Holdings Inc. Mr. Katzman has served as a director of Gazit-Globe Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange, Toronto Stock Exchange and New York Stock Exchange and one of our principal, indirect stockholders, since 1994 and as its chairman since 1995. Mr. Katzman also serves as non-executive

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
chairman of the board of First Capital Realty Inc. In 2008, Mr. Katzman was named chairman of the board of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe, the shares of which are dual listed on the Vienna and NYSE Euronext Amsterdam Stock Exchanges, and which is an affiliate of Gazit-Globe, Ltd., and in 2010 he was elected to the board of Citycon Oyj, an owner, developer and operator of shopping centers in the Nordic and Baltic and the market leader in the Nordic shopping center sector, the shares of which are traded on the Helsinki Stock Exchange, and currently serves as its chairman of the board. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. Mr. Katzman is 64 years old. Our board of directors has concluded that Mr. Katzman’s qualifications to serve on our board include his experience as our chairman and founder, his real estate and financial expertise as well as his experience as an investor, owner and executive of multiple international real estate companies.

Peter Linneman, Ph.D.	Dr. Linneman was elected as a director in November 2000. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman is currently serving as an independent director of Atrium European Real Estate Ltd., an affiliate of Gazit-Globe, Ltd., one of our principal, indirect stockholders, by reason of Gazit-Globe’s more than 10% ownership interest in Atrium, and AG Mortgage Investment Trust, Inc. Dr. Linneman previously served as a director of Bedford Property Investors, Inc. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both a masters and a doctorate degree in economics from the University of Chicago. Dr. Linneman is 63 years old. Our board of directors has concluded that Mr. Linneman’s qualifications to serve on our board include his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

Galia Maor	Ms. Maor was appointed as a director in August 2012. Ms. Maor served as President and Chief Executive Officer of Bank Leumi le-Israel B.M. Group from 1995 until 2012 after serving as Deputy General Manager of Bank Leumi from 1991 to 1995. She began her professional career at Bank of Israel, serving in several senior management positions from 1963 to 1989, including Supervisor of Banks and Chairperson of the Advisory Committee on Banking Issues from 1982 to 1987. Mrs. Maor is also a director of Teva Pharmaceutical Industries Ltd., a publicly-traded company listed on the Tel-Aviv Stock Exchange and New York Stock Exchange., and a director of Strauss Group Ltd., a public traded company listed on the Tel-Aviv Stock Exchange. Ms. Maor holds honorary doctorates from the Technion-Israel Institute of Technology, Ben Gurion University and Bar Ilan University. She received a B.A. in economics and statistics from the Hebrew University in 1964 and an M.B.A. from the Hebrew University in 1967. Ms. Maor is 71 years old. Our board of directors has concluded that Ms. Maor’s qualifications to serve on our board include her experience as a senior corporate executive for over 20 years, her experience as a member of multiple public boards and her extensive experience with financial and accounting matters.

Jeffrey S. Olson	Mr. Olson was elected to our board of directors in November 2006. Mr. Olson has served as chief executive officer of Equity One since 2006 and served as our president from 2006 to March 2008. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson worked on

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
Wall Street from 1996 to 2001 as a REIT analyst with Salomon Brothers, CIBC and UBS. Spanning the five year period from 1991 to 1996, he held a variety of financial and accounting positions at The Mills Corporation. Mr. Olson also practiced public accounting at Reznick, Fedder and Silverman, CPA’s, where he worked from 1986 to 1990. Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a Bachelor of Science in Accounting from the University of Maryland and was previously a Certified Public Accountant. Mr. Olson is on the board of NAREIT and also serves as a member of The Browning School’s Board of Trustees. Mr. Olson is 46 years old. Our board of directors has concluded that Mr. Olson’s qualifications to serve on our board include his experience as our chief executive officer and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs.

Dori Segal	Mr. Segal was elected as a director in November 2000 and our vice chairman in May 2006. Mr. Segal also serves as executive vice chairman of Gazit-Globe, Ltd., one of our principal, indirect stockholders, and previously served as its president. Since November 2000, Mr. Segal has served as chief executive officer, president and as vice chairman of the board of First Capital Realty Inc. Since 2010, he has served as Chairman of RealPac, the Real Property Association of Canada. Mr. Segal has also served as a Director of Citycon Oyj since 2004 and, since June 2009, as chairman of the board of Gazit America Inc., an Ontario-based real estate company and one of our principal, indirect stockholders, whose shares were traded on the Toronto Stock Exchange until late 2012. Since 1995, Mr. Segal has served as the president of Gazit Israel Ltd., a real estate investment holding company. Mr. Segal is 52 years old. Our board of directors has concluded that Mr. Segal’s qualifications to serve on our board include his experience as a director and executive of a large, publicly traded real estate company and his expertise in operating, owning and managing shopping center assets in North America, in addition to his management activities in numerous international real estate companies.

Vote Required

The vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

RECOMMENDATION – The board of directors recommends a vote FOR each named nominee.

EXECUTIVE OFFICERS

As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position

Jeffrey S. Olson	46	Chief Executive Officer
Thomas A. Caputo	67	President
Mark Langer	47	Executive Vice President, Chief Financial Officer and Treasurer
Arthur L. Gallagher	43	Executive Vice President and President – Florida
Michael Berfield	43	Executive Vice President – Development
Joshua Kagan	50	Vice President and President – Northeast
Jeffrey Mooallem	44	Vice President and President – West Coast
Aaron M. Kitlowski	41	Vice President, General Counsel and Corporate Secretary

Mr. Olson also serves as a director. His biographical information can be found in the section entitled “Proposal 1 – Election of Directors” beginning on page 10. As previously disclosed, Mr. Olson has informed us he will not renew his employment agreement, which expires on December 31, 2014. Mr. Olson will continue to serve as our chief executive officer through 2014. Our board of directors has formed a search committee, led by Mr. Katzman, to identify our next chief executive officer.

Thomas A. Caputo has served as our president since March 2008. Prior to joining us, from December 2000 to March 2008, Mr. Caputo was executive vice president and head of the portfolio management and acquisition groups at Kimco Realty Corporation, a publicly-traded real estate investment trust. From January 2000 to December 2000, he was a principal of H&R Retail, a private real estate company specializing in development and redevelopment of real estate and located in Baltimore, Maryland. From April 1983 to December 1999, Mr. Caputo was a principal with RREEF, a pension fund advisor, where he was in charge of nationwide retail acquisitions and dispositions and a member of its investment committee. Prior to joining RREEF, from February 1976 to March 1983, Mr. Caputo was the principal in charge of retail leasing with Collier Pinkard in Baltimore, Maryland. He has a B.A. from Randolph Macon College.

Mark Langer has served as our executive vice president and chief financial officer since April 2009 and served as our chief administrative officer from January 2008 until January 2011. Prior to joining us, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisory firm, from January 2000 to December 2007. From July 1988 to January 2000, he worked in the assurance practice in the Washington D.C. office of KPMG, LLP, where he was elected partner in 1998. Mr. Langer has a Bachelors of Business Administration from James Madison University.

Arthur L. Gallagher has served as our executive vice president since February 2008, as senior vice president from December 2006 to February 2008 and as our general counsel and corporate secretary from March 2003 to February 2012. In August 2010, he also assumed the role of president of our South Florida region and, in April of 2012, expanded his operating role to the president of our operations in the State of Florida. Prior to joining us, Mr. Gallagher was with the law firms of Greenberg Traurig P.A., Miami, Florida, from 1999 to 2003, and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a B.A. from the University of North Carolina – Chapel Hill and a Juris Doctorate from Duke University School of Law.

Michael Berfield has served as our executive vice president of development since February 2012, as our senior vice president of development from August 2011 to February 2012 and as our vice president of northeast development from January 2010 to August 2011. Prior to joining us, from September 2007 to December 2009 Mr. Berfield was a principal in a joint venture with one of the largest residential property owners in New York City and from February 2002 to August 2007 Mr. Berfield worked for Vornado Realty Trust where he oversaw development of several retail projects in New York City. Mr. Berfield received a B.A. from Washington University.

Joshua Kagan has served as our vice president and northeast regional president since February 2012. Prior to joining us, Mr. Kagan was the managing principal of WestRidge Realty Advisors, a boutique investment manager and operator of retail real estate, from June 2005 to February 2012. Before forming WestRidge, Mr. Kagan was chief investment officer for AmCap Incorporated, a private equity real estate firm with retail and office properties nationwide, from 1997 to June 2005. Mr. Kagan holds an MBA from the University of Denver, did his undergraduate work at the University of Michigan and is a graduate of Harvard University’s Advanced Management Development Program in Real Estate.

Jeffrey Mooallem has served as our vice president and west coast regional president since August 2011. Prior to joining us, Mr. Mooallem was the Senior Vice President of Development and Leasing at Turnberry Associates in Miami, Florida from November 2007 to August 2011, where he had responsibility for over five million square feet of retail centers, including the 2.7 million square foot Aventura Mall. He has also served as President of GL Commercial, a full-service real estate development company based in South Florida from June 2003 to October 2007, and started his real estate career working for Developers Diversified Realty and Ram Realty Services during the years 1998 to 2003. Mr. Mooallem received his Bachelor of Arts degree from Boston University and his Juris Doctorate degree from Fordham University School of Law.

Aaron M. Kitlowski has served as our general counsel and corporate secretary since February 2012, our deputy general counsel and assistant corporate secretary from March 2011 to January 2012 and a vice president since joining us in March 2011. Prior to joining us, Mr. Kitlowski served as a Chief Counsel of CIT Group Inc., a finance company, from September 2005 to March 2011. From 1997 to 2000 and again from 2001 to 2005, Mr. Kitlowski was an associate with the law firm of Simpson Thacher & Bartlett, New York, New York. From 2000 to 2001, Mr. Kitlowski served as Assistant General Counsel for Sphera Optical Networks, a fiber optic telecommunications company. Mr. Kitlowski received a B.A. from Duke University and a Juris Doctorate from Duke University School of Law.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2014. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 2005 and has served as our independent registered certified public accounting firm since that time. Ratification of the appointment of the registered certified public accounting firm requires a majority of the votes cast at the meeting. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:	The board of directors recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.

In choosing our independent registered certified public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accounting Firm

The following table provides information of fees billed by Ernst & Young LLP to us during or in connection with the years ended December 31, 2012 and 2013 for services provided:

	2012	2013

Audit Fees	$1,142,835	$898,900
Audit-Related Fees	—	—
Tax Fees	$192,411	$162,388
All Other Fees	—	—

All audit and non-audit services were pre-approved by the audit committee, either pursuant to the audit committee’s pre-approval policy described below or through a separate pre-approval by the audit committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of that firm’s independence from us.

Since the third quarter of 2012, we have engaged our independent registered certified public accounting firm to review certain reconciliations of our GAAP-based annual and interim consolidated financial statements to financial statements prepared in accordance with International Financial Reporting Standards (IFRS), which statements are consolidated by our principal stockholder, Gazit-Globe Ltd., in its own financial reporting. In 2012 and 2013, these fees totaled $150,680 and $285,300, respectively, but are excluded from the fees cited in the table above because they are reimbursed by Gazit-Globe Ltd.

Audit Fees

Audit fees for 2012 and 2013 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2012 and 2013, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2012 and 2013, preparation of “comfort letters” for the issuance of our securities, statutory audits of a partially-owned subsidiary and certain accounting consultations.

Audit-Related Fees

We did not incur any audit-related fees in 2012 or 2013.

Tax Fees

In 2012 and 2013, we engaged our independent registered certified public accounting firm with respect to certain tax matters arising from the preparation of our tax returns.

All Other Fees

In 2012 and 2013, we incurred no other fees.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent registered certified public accounting firm to provide any audit or permissible non-audit service to us. The audit committee has adopted an audit and non-audit services pre-approval policy, which is reviewed and reassessed by the audit committee annually. This policy includes a list of specific services within certain categories of services, including audit, audit-related, tax and other services, which will be specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the list of pre-approved services must be separately approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee currently consists of the three directors named below, each of whom is “independent” as that term is defined by the New York Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission.

Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent accountants are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent accountants included in their reports on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2013 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal year ended December 31, 2013 with our independent accountants and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from our independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with our independent accountants their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent accountants’ independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 3, 2014. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Cynthia Cohen, Chair

James S. Cassel

Galia Maor

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and these discussions with management, the compensation committee has recommended to the board of directors that the below Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and proxy statement for the company’s 2014 annual meeting of stockholders.

Members of the Compensation Committee

Peter Linneman, Chair

James S. Cassel

Neil Flanzraich

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow. It is also intended to provide both a review of our compensation policies for 2013 and to describe our compensation policies with respect to our executive officers. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the chief executive officer, or CEO, and the other executive officers named in the “Summary Compensation Table” below. We refer to the executive officers included in that table as our “named executive officers.”

The compensation committee of our board of directors, referred to in this section as the “committee,” designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the committee.

Executive Summary

Performance. We delivered a strong performance in 2013 highlighted by growth in two key metrics, recurring funds from operations and same-property net operating income. Key aspects of our 2013 performance relative to 2012 and 2011 performance include:

Metric	2013	2012	2011
Recurring Funds From Operations (“FFO”)[1]	$158.3 million	$143.1 million	136.2 million
Recurring FFO per Share	$1.23	$1.14	$1.12
Same-Property Net Operating Income Growth (“NOI”)[2]	3.1%	3.3%	1.3%
Consolidated Shopping Center Occupancy[3]	92.4%	92.1%	90.7%
Average In-place Base Rent[4]	$16.16	$14.58	$13.97

[1]	We believe FFO (when combined with the presentations in our financial statements under GAAP) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. For a discussion of FFO and reconciliations of FFO and FFO per share to net income and earnings per diluted share, respectively, please see pages 31 and 32 of our Annual Report on Form 10-K for the year ended December 31, 2013. Recurring FFO excludes gains and losses on extinguishment of debt, gains and losses on the disposal of land and outparcels, impairment charges relating to goodwill and land held for development, transaction costs, gains on bargain purchase and certain other non-recurring income or charges.
[2]

NOI, or net operating income, is a non-GAAP measure that is viewed by management as an important internal measurement of operating performance as it reflects only those income and expense measures that are recognized and incurred at the property level. The most directly comparable GAAP financial measure is income from continuing operations before tax and discontinued operations, which, to calculate NOI, is adjusted to add back amortization of deferred financing fees, rental property depreciation and amortization, interest expense, impairment losses, general and administrative expense, and to exclude revenue earned from management and leasing services, straight line rent adjustments, accretion of below market lease intangibles (net), gain on sale of real estate, equity in income (loss) of unconsolidated joint ventures, gain on bargain purchase and acquisition of controlling interest in subsidiary, gain (loss) on extinguishment of debt, investment income, and other income. Information provided on a “same-property” basis includes the results of properties that we consolidated, owned and operated for the entirety of the year indicated and the immediately prior year except for properties for which significant redevelopment or expansion occurred during either the year indicated or the immediately prior year and, in the case of same-property NOI growth for 2013, one property encumbered by a defaulted mortgage loan. Properties in the “same-property” pool as of December 31, 2013, December 31, 2012 and December 31, 2011 are not identical due to changes occurring in the composition of our portfolio during those years.

More information with respect to the calculation of NOI, the presentation of NOI on a “same-property” basis and a reconciliation of net operating income (loss) to income from continuing operations before tax and discontinued operations can be found on pages 40-42 of our Annual Report on Form 10-K for the year ended December 31, 2013 and in Note 20, “Segment Reporting,” to the Consolidated Financial Statements included therein.

[3]	As of December 31 of the applicable year. Our consolidated shopping center portfolio excludes non-retail properties, properties held in unconsolidated joint ventures, development and redevelopment properties and, with respect to the year ended December 31, 2013, one property that was encumbered by a defaulted mortgage loan.
[4]	Measured with respect to the consolidated shopping center portfolio as of December 31 of the applicable year.

We also experienced strong results in our 2013 leasing efforts. We executed 414 new leases, renewals and options totaling approximately 2.1 million square feet of gross leasable area, representing a 23.0% increase from prior cash rents on a same space basis (or 11.1% excluding the Barney’s lease for 101 Seventh Avenue in New York City).

Consistent with our strategic plan, we continued to improve the quality of our portfolio through the disposition of 36 non-core assets totaling approximately 3.0 million square feet of gross leasable area primarily located in the southeast for gross proceeds of approximately $295.2 million and the acquisition of eight consolidated properties located in Maryland, Connecticut, California and Florida representing 564,529 square feet of gross leasable area for an aggregate purchase price of approximately $148.2 million, including the assumption of $35.7 million of mortgage indebtedness.

Finally, we advanced our development and redevelopment plans, highlighted by important achievements at The Gallery at Westbury Plaza, located in Westbury, New York, and Broadway Plaza, located in the Bronx, New York. Occupancy at The Gallery at Westbury Plaza increased from 75% at December 31, 2012 to 91% at December 31, 2013. We initiated construction of Broadway Plaza in early 2013, and had approximately 72% of the center’s projected gross leasable area under lease or letter of intent as of December 31, 2013. We expect the first tenants to open at Broadway Plaza in the fall of 2014.

Our strong performance over the past several years, including the successful transformation of the quality and location of the assets in our consolidated shopping center portfolio, the improvement of operating fundamentals, our successful development and redevelopment efforts and careful balance sheet management, has helped us to achieve strong total returns for our stockholders on both a relative and absolute basis, particularly over the past one and three year periods, as set forth below.

Total Shareholder Return	2013	Three Year Period Ended December 31, 2013	Five Year Period Ended December 31, 2013
Equity One	11.10%	41.07%	64.84%
SNL REIT Retail Shopping Center Index	6.84%	31.04%	67.92%
NAREIT All Equity REIT Index	2.86%	33.32%	118.32%
Russell 2000	38.82%	54.78%	149.69%

Compensation Actions. In late 2010 and early 2011, the committee negotiated and executed employment agreements with Messrs. Olson, Caputo, Langer and Gallagher that extend through 2014. These employment contracts specify a minimum annual base salary as well as a “target” bonus expressed as a percentage of base salary. Mr. Berfield’s base salary and target bonus are set annually by the committee. The committee did not make any changes to the base salaries of our named executive officers for 2013. In early 2013, the committee established performance criteria and an incentive bonus plan detailed below which provided Messrs. Olson, Caputo, Langer and Gallagher with a bonus opportunity of 0% to 200% of the bonus targets specified in their employment agreements and Mr. Berfield with a bonus target of 167% of his base salary.

As a result of our strong performance in 2013, and in accordance with the individual performance measures established by the committee in early 2013, the committee awarded bonuses to our named executive officers in the following amounts, expressed as a percentage of the bonus targets set forth in their respective employment agreements or, in the case of Mr. Berfield, the bonus target established by the committee in early April 2013:

Named Executive Officer	Percentage of Bonus Target

Jeffrey Olson	165%
Thomas Caputo	168%
Mark Langer	154%
Arthur Gallagher	70%
Michael Berfield	105%

Corporate Governance Actions. During 2013, our board of directors adopted the following policies in order to further align management with the interests of our long-term stockholders:

•	An anti-hedging policy that prohibits our directors and employees from individually entering into speculative transactions in our securities, including through the purchase and sale of puts, calls, options, other derivative securities, or forward sale contracts;

•	An anti-pledging policy that prohibits our directors and executive officers from pledging shares of our securities owned by them individually or through a family trust or from owning our securities in an account in which securities are purchased on margin; and

•	A minimum stock ownership guideline applicable to our CEO, President, CFO and each of our Executive Vice Presidents. Directors remain subject to minimum director stock ownership guidelines previously adopted.

These new policies are further described below under the heading “Other Compensation Policies”.

Say on Pay Voting Results. At our 2013 annual meeting of stockholders, we received approximately 93% approval, based on the total votes cast, for our annual advisory “say on pay” vote to approve the compensation of our named executive officers. The committee believes the voting results demonstrate significant support for our named executive officer pay program, and chose not to make any substantial changes to the existing program in response to the 2013 say-on-pay voting results. The committee will, however, continue to explore various executive pay changes with its advisor, FPL Associates L.P., or FPL, particularly in light of the expiration of the current employment contracts with certain of our named executive officers at the end of 2014.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain the most talented executives in our industry;

•	motivate executives to achieve corporate performance objectives as well as individual goals; and

•	align the interests of our executives with those of our stockholders.

Management’s and Advisor’s Role in Compensation Decisions

The committee evaluates, in consultation with the full board, the performance of our CEO, Mr. Olson, and determines his compensation based on this evaluation. Mr. Olson provides significant input in setting the compensation for our other executive officers by proposing the annual performance metrics by which such executives will be measured, providing the committee with an evaluation of their performance and making recommendations for any adjustments to their base and target bonus compensation. He also makes recommendations for equity awards to other employees throughout the company. The committee can accept, reject or modify Mr. Olson’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Under its charter, the committee has the authority to engage independent compensation consultants or other advisors. The committee has on occasion relied upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving compensation trends. In December 2009, the committee engaged FPL to review our executive compensation programs for Messrs. Olson, Caputo, Langer and Gallagher in connection with the implementation of their current employment agreements. In addition, in 2010, the committee also engaged FPL to review our compensation arrangement with our chairman of the board. FPL worked closely with the committee throughout 2010 and early 2011 in connection with the execution of compensation and employment agreements with these executives.

In addition, beginning in 2010, the committee engaged the law firm of Reed Smith LLP to advise it with respect to the negotiation of the current employment agreements and other ongoing committee matters.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation program to include three major elements - base salary, annual bonus incentives and long-term equity incentives, such as stock options, restricted stock awards and performance-based equity awards. Historically, the principal elements of compensation with respect to our top executives are agreed to and determined at the time of our entry into the applicable employment agreements with those executives. The employment agreements specify levels and types of compensation, including, base salaries and certain cash and equity bonus targets. The current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher are described below under the heading entitled “Potential Payments upon Termination or Change of Control – Employment Agreements with Named Executive Officers.” Consistent with our approach towards most of our regional presidents and other executives, we have not entered into an employment agreement with Mr. Berfield. Mr. Berfield’s base salary and target bonus compensation for 2013 was established by the committee in April 2013 with significant input from Mr. Olson.

Although all three of these elements are integrated into our compensation program, the elements are intended to achieve different objectives:

•	base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment;

•	annual bonus incentives provide additional motivation for the achievement of specified annual objectives at the corporate or individual levels; and

•	long-term equity incentives align the interests of our executives more closely with the interests of our stockholders because they are tied to our financial and stock performance and vest or accrue over a number of years, encouraging executives to remain our employees.

Base Salaries. In order to attract and retain the most talented executives in our industry, we must set the base salaries of executive officers at levels that are competitive with other companies of comparable size and scope that are engaged in the retail real estate industry and that compete with us for executive talent. We expect that the base salaries of our executive officers should be in the upper half of the range of base salaries for comparable positions and tenure at other large real estate companies. Although base salaries are generally targeted at these levels, the actual salary of an executive may be above or below the targets based on factors unique to that executive, such as experience, competency or the availability of meaningful peer data for the executive. In order to benchmark these levels of base salaries, the committee has in the past engaged compensation consultants, as described above, and subscribes to and reviews relevant published executive compensation surveys, including the National Association of Real Estate Investment Trusts’, or NAREIT’s, annual compensation survey. Based upon information provided by our compensation consultant and those surveys, we believe that our executives’ base salaries fall within the targeted range.

While the employment agreements specify a minimum annual base salary for the CEO and the other applicable executives, the committee reviews these base salaries annually and has the ability to increase an executive’s base salary in light of past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future.

Bonus Incentives. The current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher, which commenced with the 2011 calendar year, provide for bonus targets expressed as a percentage of base salary. These employment agreements provide the committee with the discretion to pay bonuses above, at or below those target amounts based on the achievement of corporate and/or individual performance measures established by the committee. These employment agreements also provide that for certain of our named executive officers a portion of any annual bonus will be paid in shares of our restricted stock rather than in cash. For this purpose, in accordance with the employment agreements, our shares are valued at a price per share equal to the average closing price on the New York Stock Exchange during the ten trading days immediately preceding the date on which the amount of the bonus is determined by the committee. The shares so paid will vest in equal portions on the first, second and third anniversaries of the determination date, subject to the conditions set forth in the applicable executive’s employment agreement. Because our bonus payments are directly related to the achievement of performance measures for a specified period, for purposes of our Summary Compensation Table, we have characterized the cash portion of the incentive bonuses as compensation under non-equity incentive plans and the stock portion as stock awards.

The committee typically determines specific bonus performance criteria and the possible bonus amounts applicable to a given year in February or March of that year. The committee determines whether the bonus performance criteria have been achieved at a meeting in February or March of the following year, and bonuses, if any, are paid by March 15th of each year.

Equity Incentives. The committee strongly believes that providing executives with an opportunity to increase their ownership of our common stock aligns their interests with the interests of our stockholders. Therefore, we offer equity incentives that generally take the form of awards of stock options or shares of restricted stock issued under the 2000 plan, which is administered by the committee.

In connection with their current employment agreements, Messrs. Olson and Caputo received awards of restricted stock that vest over four years. Additionally, the employment agreements with Messrs. Langer and Gallagher provide that half of their annual bonuses will be paid in shares of our restricted stock subject to a three-year vesting schedule, rather than in cash. For 2013, the committee also designated that half of Mr. Berfield’s annual bonus be paid in shares of our restricted stock subject to the same three-year vesting schedule.

In negotiating the current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher, the committee also sought a compensation program that would incentivize such executives to maximize stockholder return on both an absolute and relative basis. Therefore, as part of their current employment agreements, these individuals received an upfront award of restricted stock that will vest on December 31, 2014 if the annual internal rate of return, on a compounded basis, of an investment in our common stock in the years 2011 through 2014 exceeds both a designated level and the average annual internal rate of return, on a compounded basis, of the common stock of a group of our peer companies, consisting of DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors. Descriptions of these long-term incentive awards are provided in the section of this proxy statement entitled “Potential Payments Upon Termination or Change of Control – Employment Agreements with Named Executive Officers.”

Total Annual Compensation. The committee considers total annual compensation, in addition to individual elements of compensation, when assessing the competitiveness of our pay practices. Once again, to gauge this competitiveness, the committee consulted with FPL in late 2009 through early 2011 and reviewed the NAREIT compensation survey in connection with the review and implementation of the current employment agreements for Messrs. Olson, Caputo, Langer and Gallagher. Total annual compensation for a given year consists of salary, annual cash bonus earned and the value of the stock options and restricted stock awards earned, paid or awarded during that year. While the total compensation varies for each of the named executive officers, we believe that the amounts reflect the committee’s judgment as to the relative contributions and experience of those executives, as well as comparability of their compensation to similarly placed executives in our industry, as determined based upon consultation with the committee’s compensation consultant and review of the NAREIT annual compensation survey.

Other Elements of Compensation

Retirement and Health and Welfare Benefits. We have never had a traditional or defined benefit pension plan. We do, however, maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we match 100% of the participant’s contribution up to 3% of the participant’s annual compensation and 50% of the contribution for the next 3% of the participant’s annual compensation. Our matching contributions are 100% vested when made. Our matching contributions are subject to applicable Internal Revenue Service limits and regulations. The contributions that we made to the 401(k) accounts of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table on page 30 and are detailed in a footnote to that table.

Employment, Termination and Change of Control Agreements. We have employment agreements with Messrs. Olson, Caputo, Langer and Gallagher. A summary of these employment agreements appears in the section of this proxy statement entitled “Potential Payments Upon Termination or Change of Control – Employment Agreements with Named Executive Officers.” These agreements provide for various payments and benefits to be made to these executives if their employment with us is terminated for certain reasons, including subsequent to a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. The payments provided for in these agreements are to ensure the ongoing commitment of these executive officers to the best interests of our stockholders in the event of a change of control or other potential termination events. We have not entered into any such arrangements with Mr. Berfield.

Personal Benefits. We provide certain other benefits to certain of our named executive officers under their employment agreements. We provide Mr. Olson with the use of an automobile, Mr. Caputo with the use of automobile transportation services and Mr. Berfield with an automobile allowance. Subject to certain limits, we also reimburse Messrs. Olson, Caputo, Langer and Gallagher for premiums paid by the executives for life, disability and other similar insurance policies.

2013 Compensation Decisions

In 2013, our named executive officers consisted of Messrs. Olson, Caputo, Langer, Gallagher and Berfield.

Base Salaries. We executed employment agreements with each of Messrs. Olson, Caputo, Langer and Gallagher in late 2010 and early 2011 which specify minimum annual base salaries for each of these executives. The committee did not adjust any of the base salary levels set forth in the employment agreements for the 2013 calendar year. Mr. Berfield’s base salary of $300,000 for 2013 was reviewed by the committee and established in early April 2013.

Annual Incentive Bonuses. As discussed above, the current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher specify bonus targets (expressed as a percentage of base salary, 50% for each of Messrs. Olson and Caputo and 100% for each of Messrs. Langer and Gallagher) and provide the committee with the discretion to pay bonuses above, at or below these bonus targets based on the achievement of corporate and/or individual performance measures established each year. In early April 2013, the committee established a 2013 bonus target for Mr. Berfield of 167% of his base salary. At that time, the committee also established our 2013 incentive bonus plan, which consisted of a set of performance measures for each named executive officer and provided a maximum bonus opportunity of 200% of each executive’s target bonus except in the case of Mr. Berfield for whom the committee established a maximum bonus opportunity of 150% of his target bonus. Expressed in dollar values, the maximum potential bonus amount payable to each of Messrs. Olson, Caputo, Langer and Gallagher was the same in 2013 as in 2012, whereas the maximum potential bonus opportunity for Mr. Berfield was $750,000 in 2013 as compared to $779,178 in 2012. Expressed in dollar values, the maximum potential bonus amount payable to each named executive officer under the 2013 incentive bonus plan was as follows:

Named Executive Officer	Dollar Value of Maximum Bonus

Jeffrey Olson	$975,000
Thomas Caputo	$650,000
Mark Langer	$924,000
Arthur Gallagher	$724,000
Michael Berfield	$750,000

For Messrs. Olson and Caputo, performance measures under the 2013 incentive bonus plan were largely based on the achievement of company-wide objectives. For Messrs. Langer, Gallagher and Berfield, the performance measures were more closely tailored to the achievement of goals for which such executive was individually responsible but also included a component relating to the achievement of the company-wide objectives applicable to Mr. Olson. In each case, the committee believed that the performance measures were appropriate because their achievement should contribute to our long-term success and the creation of value for our stockholders.

The following charts identify the individual performance measures applicable to each named executive officer, the range of performance in 2013 for which points were awarded and the weighting of each of the performance measures to the overall score. Messrs. Olson, Caputo, Langer and Gallagher received between one and five points for each individual performance measure depending on actual performance relative to the stated performance range. A different scoring methodology was used for Mr. Berfield who generally received between zero and three points for each individual performance measure depending on actual performance relative to the stated performance range.

Performance Measures - Mr. Olson	Performance Range	Measurement Weighting

Same-property NOI growth	1.50% to 3.60%	20%
Change in IFRS Value of Same-Property Portfolio[1]	0% to 4%	15%
AFFO per share[2]	$1.03 to $1.14	15%
Development and Redevelopment Progress	1 to 5	30%
Compensation Committee’s evaluation	1 to 5	20%

Performance Measures - Mr. Caputo	Performance Range	Measurement Weighting

Same-property NOI growth	1.50% to 3.60%	20%
Change in IFRS Value of Same-Property Portfolio	0% to 4%	20%
AFFO per share	$1.03 to $1.14	15%
Disposition and Acquisition Activity	1 to 5	25%
Compensation Committee’s evaluation	1 to 5	20%

[1]	As part of the 2013 incentive bonus plan, Messrs. Olson and Caputo were evaluated on the increase in appraised value of the company’s same-property portfolio during the year. The company maintains an appraisal program pursuant to which it periodically conducts internal and/or external appraisals of each of its properties in order to provide its principal shareholder, Gazit-Globe Ltd., with financial statements prepared in accordance with International Financial Reporting Standards, or IFRS. These appraisals served as the basis for measurement of performance with respect to this element of the 2013 incentive bonus plan.
[2]	AFFO is a non-GAAP measure that, for these purposes, was calculated by adjusting FFO for the following items: plus goodwill impairments, plus transaction costs associated with acquisition and disposition activity, plus amortization of deferred finance fees, plus share based compensation expense, plus loss on debt extinguishment (net), less gain on land sales, less lease termination fee income, less straight line rent adjustments, less accretion of below market lease intangibles (net), less accretion of debt discount (net) and less a measure of recurring capital expenditures.

Performance Measures - Mr. Langer	Performance Range	Measurement Weighting

Quality of financial reporting and internal controls	1 to 5	17.5%
Quality of balance sheet planning	1 to 5	17.5%
Progress on IT and organization decentralization initiatives	1 to 5	17.5%
Enhancement of Budgeting Process	1 to 5	17.5%
Achievement of company goals[3]	1 to 5	20%
Audit and Compensation Committee’s evaluation	1 to 5	10%

Performance Measures - Mr. Gallagher	Performance Range	Measurement Weighting

Florida same-property occupancy growth	0.60% to 2.35%	15%
Florida same-property NOI growth	1.60% to 3.60%	25%
Incremental redevelopment projects (millions)	$5 to $40	15%
Change in IFRS Value of Same-Property Florida Assets	0% to 4%	15%
Achievement of company goals	1 to 5	15%
Compensation Committee’s evaluation	1 to 5	15%

Performance Measures - Mr. Berfield (weighted equally)	Performance Range

Executed Lease Gross Leasable Area (GLA) at Broadway Plaza (% of total GLA)	0 to 85%
Development Pro Forma 8% return on Broadway Plaza	0 to 3
Advance development plan for Westwood assets	0 to 3
Origination of new acquisitions and development and core redevelopment (millions)	$0 to $100
Achievement of company goals	0 to 3
Compensation Committee’s evaluation	0 to 3

Based on the results of their individual performance measures and the weighting assigned to each measure, each of Messrs. Olson, Caputo, Langer and Gallagher received a final weighted average score between 1.00 and 5.00 points. The weighted average score was then converted into a multiple of each executive’s target bonus based on the following:

Weighted Average Score	Target Bonus Payment Multiple

1.00 point	0
Greater than 1.00 but less than 5.00 points	(Weighted average score minus 1) ÷ 2
5.00 points	2.00

[3]	For each of Messrs. Langer, Gallagher and Berfield, “company goals” were defined to consist of the first four goals listed for Mr. Olson above, scored and weighted in the same manner applicable to Mr. Olson.

At the time the 2013 incentive bonus plan was adopted, the committee determined that Mr. Berfield would earn $20,833 in cash and $20,833 in stock for each point earned on his performance measures (maximum 18 points).

Based on actual performance in 2013 and the weightings assigned to each performance measure, the committee determined that Messrs. Olson and Caputo earned weighted average scores of 4.3 points and 4.4 points, respectively, which entitled them to 2013 incentive bonuses of approximately 165% and 168% of the bonus targets set forth in their respective employment agreements. Therefore, Messrs. Olson and Caputo received incentive awards of $804,375 and $544,375, respectively, for calendar year 2013. Pursuant to the terms of their employment agreements, these awards were paid in cash.

Based on actual performance in 2013 and the weightings assigned to each performance measure, the committee determined that Messrs. Langer and Gallagher earned weighted average scores of 4.1 points and 2.4 points, respectively, which entitled them to 2013 incentive bonuses of approximately 154% and 70% of the bonus targets set forth in their respective employment agreements. Pursuant to the terms of their employment agreements, 50% of these awards were paid in cash and 50% were paid in shares of our restricted stock with a pro rata vesting schedule of three years. Accordingly, Mr. Langer received his 2013 incentive bonus award in the form of $355,163 in cash and 15,813 shares of restricted stock, and Mr. Gallagher received his 2013 incentive bonus award in the form of $127,266 in cash and 5,666 shares of restricted stock.

Based on actual performance in 2013, the committee determined that Mr. Berfield earned a score of 12.6 points, which entitled him to a 2013 incentive bonus of 105% of the bonus target established by the committee for Mr. Berfield. Therefore, Mr. Berfield received an incentive award of $526,033 for calendar year 2013. Pursuant to the terms established by the committee governing Mr. Berfield’s 2013 annual incentive bonus, 50% of the award to Mr. Berfield was paid in cash and 50% of the award was paid in shares of our restricted stock with a pro rata vesting schedule of three years. Accordingly, Mr. Berfield received his 2013 incentive bonus award in the form of $263,017 in cash and 11,653 shares of restricted stock.

Tax Issues

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally prohibits any publicly held company from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table other than its chief financial officer. Exceptions are made for qualified performance-based compensation, among other things. Base salaries, minimum bonuses and awards of restricted stock that vest merely upon the passage of time do not qualify as performance-based compensation. Stock options granted with exercise prices equal to the fair market value of a share of our common stock on the grant date should qualify as performance-based compensation for this purpose.

In structuring our compensation programs, the committee considers Section 162(m) and the exception for performance-based compensation. However, the committee does not believe that it is necessarily in our best interests and the best interests of our stockholders for all compensation to meet the requirements of Section 162(m) for deductibility and the committee is not limited to paying compensation under the 2000 plan that is qualified under Section 162(m). As a result, the committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). During 2013, compensation paid to certain named executive officers exceeded the maximum amount deductible under Section 162(m).

As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital.

Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Code affects the payments of certain types of deferred compensation to key employees. We believe we are operating in compliance with the statutory provisions, which were effective January 1, 2005.

Other Compensation Policies

Stock Ownership Guidelines. In 2013, our board adopted stock ownership guidelines for certain executive officers in order to further align their interests with those of our stockholders. Under the new guideline, covered executives must own shares of our common stock with an aggregate market value equal to or exceeding a multiple of such officer’s annual base salary, which for the Chief Executive Officer is three times his/her annual base salary, for the President and Chief Financial Officer is two times his/her annual base salary and for all other Executive Vice Presidents is one times his/her annual base salary. Officers subject to these guidelines have until the end of the fifth full calendar year after having attained such office in order to achieve compliance. Equity interests that count towards satisfaction of the guidelines include shares owned outright and unvested restricted shares, but do not include unvested performance based shares, shares underlying outstanding stock options or shares pledged to a third party. Once an officer has attained compliance with the guideline, he or she shall not later be deemed out of compliance solely as a result of a subsequent drop in the price of our common shares.

Our board has also adopted stock ownership guidelines applicable to our directors. Pursuant to these guidelines, our directors are expected to own or acquire at least 10,000 shares of our common stock by the end of the third full calendar year after they were first elected.

Compliance with our stock ownership guidelines is tested at the end of each fiscal year. Following the five year grace period, any officer who fails to meet the applicable guideline is generally required to retain all shares of common stock then owned or subsequently granted to them under the company’s equity compensation plans until compliance is achieved. Absent a waiver from the nominating and corporate governance committee or other exemption, a director may not be nominated for re-election to our board at a time when he or she is not in compliance with the guideline.

Anti-Hedging and Anti-Pledging Policy. In 2013, our board adopted a policy prohibiting our directors, officers and employees from engaging in hedging and other speculative transactions with respect to securities they personally own in the company. We believe such transactions allow a holder to own company securities without the full risks and rewards of ownership and have the potential effect of separating the interests of the holder from those of the company’s long-term stockholders.

During the past year, our board also adopted a policy prohibiting our directors and executive officers from pledging company securities owned individually or through a family trust as collateral for a loan or from holding such securities in an account in which securities are purchased on margin. All of our directors and executive officers are currently in compliance with respect to our new hedging and pledging policies.

As discussed below in the section of this proxy statement entitled “Security Ownership”, Gazit Globe Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv, Toronto and New York Stock Exchanges, beneficially owns approximately 45% of our outstanding common stock and has informed us that it has pledged substantially all of those shares to secure loans made to it by various commercial banks. Two members of our board, Messrs. Katzman and Segal, also serve on the board of directors of Gazit and are deemed to have beneficial ownership of the shares of our common stock owned by Gazit. Although our board has the authority to adopt policies prohibiting directors from pledging shares they individually own in Equity One, we do not have the authority to prohibit other third party stockholders, including Gazit and other institutional investors, from pledging their shares.

Stock Option and Equity Award Grant Practices. The committee usually grants annual incentive equity awards in February of each year at a meeting called, among other reasons, for the purpose of evaluating prior year performance and applicable annual incentive compensation. In 2013, these awards were made at a committee meeting held on February 8, 2013. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information.

The committee may also make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise.

Generally, these special grants are subject to performance or time vesting, and are issued on the date of grant approval or upon a date following the grant approval date, such as the date on which a new hire commences his or her employment with the company. The committee made no such special grants to named executive officers in 2013.

The exercise price for any equity option award is equal to the fair market value of the company’s common stock on the date of grant. Under the 2000 plan, the fair market value is equal to the closing sales price for a share of our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the committee or the board of directors, unless otherwise approved by the committee. Under the prior employment agreement with Mr. Olson, the committee determined the fair market value of our common stock, and therefore the exercise price, by computing the average closing price of our common stock for the ten trading days immediately prior to the grant date.

Recovery of Performance-based Awards. Under Section 302 of the Sarbanes-Oxley Act of 2002, the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period. Our employment agreements with our named executive officers provide that the bonuses and other incentive-based or equity-based compensation received by an executive from us, and any profits realized by the executive from the sale of securities of the company, are subject to the forfeiture and clawback requirements in the Sarbanes-Oxley Act and other applicable laws, rules and regulations, and that any such repayment or forfeiture must be made within 30 days after notice thereof from us.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the company. In making such determination, we reviewed the design and operation of our executive compensation policies and practices and took into consideration that for our named executive officers who have the largest potential bonuses, a significant portion of their total pay is comprised of shares of restricted stock that vest over three to four years and, in the past, has included stock options that vest over similar periods and have a ten-year life. Furthermore, long-term performance-based compensation given to our named executive officers is primarily in the form of equity awards with performance measures based on total stockholder return, both on a relative and absolute basis, over a multiyear period.

We believe that the equity award structures and the corresponding vesting conditions and periods applicable to such awards encourage actions and behaviors that increase long-term stockholder value rather than short-term risk taking that could materially and adversely affect the company’s business. In addition, annual incentive compensation awarded to each of our executive officers is based on a number of executive-specific performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior. Finally, the potential for excessive risk taking is further mitigated by the fact that non-executive employees typically receive only a small percentage of their total compensation in the form of variable, performance-based compensation, other than in the case of leasing agents who receive market-based leasing commissions.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2013, 2012 and 2011. For a more thorough discussion of our executive compensation program, see Compensation Discussion and Analysis which begins on page 19 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey S. Olson	2013	975,000	—	—	804,375	273,084	2,052,459
Chief Executive Officer	2012	975,000	—	—	761,719	95,004	1,831,723
	2011	975,000	—	—	682,500	70,292	1,727,792

Thomas A. Caputo	2013	650,000	—	—	544,375	284,643	1,479,018
President	2012	650,000	—	—	459,063	97,492	1,206,555
	2011	650,000	3,395,090	368,000	455,000	98,276	4,966,366

Mark Langer	2013	462,000	231,000	—	355,163	145,213	1,193,376
Executive Vice President and Chief Financial Officer	2012	462,000	26,558	—	311,850	61,785	862,193
	2011	462,000	1,571,045	368,000	323,400	35,414	2,759,859

Arthur L. Gallagher	2013	362,000	181,000	—	127,266	167,474	837,740
Executive Vice President and President – Florida	2012	362,000	243,385	—	239,825	52,830	898,040
	2011	362,000	1,293,756	100,028	253,400	44,352	2,053,536

Michael Berfield	2013	300,000	250,000	—	263,017	67,304	880,321
Executive Vice President – Development	2012	300,000	186,813	—	328,125	46,746	861,684

(1)	The amounts shown in this column for 2013 with respect to Messrs. Langer, Gallagher and Berfield represent the grant date fair value, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification, or ASC, 718, Compensation – Stock Compensation, of the equity incentive awards granted on April 5, 2013 pursuant to which each executive was entitled to receive shares of restricted stock upon the achievement of specified performance measures. The grant date fair value of these awards was based on the probable outcome of the awards, which was determined to be the target value. Such amounts do not represent the amounts paid to Messrs. Langer, Gallagher and Berfield with respect to the equity portion of their 2013 incentive bonus, which amounts were determined in early 2014 with respect to performance in 2013. The maximum value of the equity portion of the 2013 incentive bonuses for Messrs. Langer, Gallagher and Berfield were $462,000, $362,000 and $375,000, respectively. The actual amount of the equity portion of the 2013 incentive bonuses for Messrs. Langer, Gallagher and Berfield were determined in early 2014 to be $355,163, $127,266 and $263,017, respectively. Our 2013 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2013 Compensation Decisions – Annual Incentive Bonuses.” See also the “Grants of Plan-Based Awards for 2013” table below regarding the 2013 incentive bonus awards.

Included in these amounts for 2011 are awards to Messrs. Caputo, Langer and Gallagher under a long-term incentive plan authorized under their employment agreements with grant date fair values of $2,088,163, $1,491,549 and $894,928, respectively. The maximum number of shares of restricted stock issuable (assuming the highest level of performance under the plan) to each of these executives is 373,333, 266,667 and 160,000, respectively. The terms of our long-term incentive awards are described below in the section of this proxy statement entitled “Potential Payments Upon Termination or Change of Control - Employment Agreements with Named Executive Officers.”

For information regarding the calculation of these amounts, see Note 19, “Share-Based Payment Plans,” to the Consolidated Financial Statements included in our 2013 Annual Report to Stockholders.

(2)	Represents the aggregate grant date fair values for the stock option awards under the 2000 plan during the applicable calendar year, which are computed in accordance with ASC 718, Compensation – Stock Compensation. For information regarding the calculation of amounts reflected in this column, see Note 19, “Share-Based Payment Plans,” to the Consolidated Financial Statements included in our 2013 Annual Report to Stockholders.
(3)	Amounts shown in this column represent the cash portion of incentive bonuses paid under our 2011, 2012 and 2013 incentive bonus plans. Our 2013 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2013 Compensation Decisions – Annual Incentive Bonuses.” In accordance with their employment agreements, each of Messrs. Olson and Caputo received 100% of their 2011, 2012 and 2013 annual bonuses in cash and each of Messrs. Langer and Gallagher received 50% of their 2011, 2012 and 2013 annual bonuses in cash and 50% in shares of restricted stock, subject to reduction for 2011 and 2012, in the case of Mr. Langer, as provided under his employment agreement. Mr. Berfield received 64% of his 2012 annual bonus in cash and 34% in shares of restricted stock, and 50% of his 2013 annual bonus in cash and 50% in shares of restricted stock. See also the “Grants of Plan-Based Awards for 2013” table below regarding the 2013 incentive bonus awards.

(4)	The amounts shown in this column for 2013 include the following:

Name	Company Contributions to Retirement and 401(k) Plans	Automobile Costs*	Insurance	Accrued PTO Payout**	Total
Jeffrey S. Olson	$17,500	$20,983	$54,608	$179,993	$273,084
Thomas A. Caputo	$21,250	$61,250	$44,023	$158,120	$284,643
Mark Langer	$15,430	—	$39,608	$90,175	$145,213
Arthur L. Gallagher	$14,049	—	$39,580	$113,845	$167,474
Michael Berfield	$12,300	$9,600	$14,107	$31,297	$67,304

*	Represents amounts paid by us with respect to an automobile provided to Mr. Olson for his use, automobile transportation services provided to Mr. Caputo and a car allowance provided to Mr. Berfield.
**	During the course of 2013, we reviewed our paid time off (PTO) policy and made certain modifications to the policy in order to bring it in line with market practices, including a general reduction of the amount of annual paid time off allotted to employees and the adoption of a more restrictive cap on the amount of unused PTO employees can accrue (subject to applicable state law and the applicable terms of employment agreements). In connection with the adoption of the revised PTO policy, we paid out all employees, including our executives, for the amount of their accrued but unused time off in order to reset all employee PTO balances to zero at the inception of the new policy.

GRANTS OF PLAN-BASED AWARDS FOR 2013

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($) (3)
Jeffrey S. Olson	4/5/2013	—	487,500	975,000	—	—	—

Thomas A. Caputo	4/5/2013	—	325,000	650,000	—	—	—

Mark Langer	4/5/2013	—	231,000	462,000	—	—	—
	4/5/2013	—	—	—	—	$231,000	$462,000	231,000

Arthur L. Gallagher	4/5/2013	—	181,000	362,000	—	—	—
	4/5/2013	—	—	—	—	$181,000	$362,000	181,000

Michael Berfield	4/5/2013	—	250,000	375,000	—	—	—
	4/5/2013	—	—	—	—	$250,000	$375,000	250,000

(1)	Represents the cash portion of the potential payout under the 2013 incentive bonus plan described above in the section entitled “Compensation Discussion and Analysis – 2013 Compensation Decisions – Annual Incentive Bonuses.”
(2)	Represents, in dollars, the value of potential awards of restricted stock issuable as partial payment of 2013 incentive bonuses for Messrs. Langer, Gallagher and Berfield pursuant to the 2013 incentive bonus plan described above in the section entitled “Compensation Discussion and Analysis – 2013 Compensation Decisions – Annual Incentive Bonuses.” These awards are denominated in dollars but payable in shares of restricted stock.
(3)

The amounts shown in this column for 2013 with respect to Messrs. Langer, Gallagher and Berfield represent the grant date fair value, computed in accordance with ASC 718, Compensation – Stock Compensation, of the equity incentive awards granted on April 5, 2013 pursuant to which each executive was entitled to receive shares of restricted stock upon the achievement of specified performance measures. The grant date fair value of these awards was based on the probable outcome of the awards, which was determined to be the target value. Such amounts do not represent the amounts paid to Messrs. Langer, Gallagher and Berfield with respect to the equity portion of their 2013 incentive bonus, which amounts were determined in early 2014 with respect to performance in 2013. The maximum value of the equity portion of the 2013 incentive bonuses for Messrs. Langer, Gallagher and Berfield were $462,000, $362,000 and $375,000, respectively. The actual amount of the equity portion of the 2013 incentive bonuses for Messrs. Langer, Gallagher and Berfield were determined in early 2014 to be $355,163, $127,266 and $263,017, respectively. Our 2013 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2013 Compensation Decisions – Annual Incentive Bonuses.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jeffrey S. Olson	800,000	—		24.70	9/5/2016	58,240	1,306,906	582,412	13,069,325
	64,660	—		26.41	12/31/2016
	200,000	—		23.04	12/31/2017
	200,000	—		17.72	12/31/2020
	45,000	—		18.88	3/1/2020

Thomas A. Caputo	250,000	—		21.75	3/14/2018	34,666	777,905	373,333	8,377,593
	50,000	—		11.59	2/23/2019
	75,000	25,000	(a)	18.88	3/1/2020
	16,500	—		19.13	3/17/2020
	50,000	50,000	(b)	19.07	2/21/2021

Mark Langer	30,000	—		22.78	1/2/2018	19,636	440,632	266,667	5,984,007
	30,000	—		11.59	2/23/2019
	100,000	—		14.76	4/24/2019
	75,000	25,000	(a)	18.88	3/1/2020
	12,000	—		19.13	3/17/2020
	50,000	50,000	(b)	19.07	2/21/2021

Arthur L. Gallagher	10,000	—		23.52	1/3/2015	27,287	612,320	160,000	3,590,400
	30,000	—		26.66	1/2/2017
	40,000	—		21.64	2/28/2018
	95,316	—		11.59	2/23/2019
	28,615	—		18.88	3/1/2020
	16,500	—		19.13	3/17/2020
	18,371	9,185	(c)	19.07	2/21/2021

Michael Berfield	10,000	—		18.88	3/1/2020	24,867	558,015	—	—

(1)	The options vest as follows: (a) on March 1, 2014, (b) pro rata over two years commencing on February 21, 2014, and (c) on February 21, 2014.
(2)	Consists of the following restricted stock awards that have been awarded but not fully vested:

	Year of Award	Number of Shares	Note
Jeffrey S. Olson	2006	5,060	(a)
	2010	53,180	(a)

Thomas A. Caputo	2011	34,666	(a)

Mark Langer	2012	2,678	(b)
	2013	1,145	(c)
	2014	15,813	(f)

Arthur L. Gallagher	2011	2,500	(d)
	2012	8,628	(b)
	2013	10,493	(c)
	2014	5,666	(f)

Michael Berfield	2011	1,748	(d)
	2012	3,412	(e)
	2013	8,054	(c)
	2014	11,653	(f)

Notes:

The shares of restricted stock vest as follows: (a) on December 31, 2014, (b) pro rata over two years commencing on February 20, 2014, (c) pro rata over three years commencing on February 8, 2014, (d) on February 21, 2014, (e) pro rata over two years commencing on February 14, 2014 and (f) pro rata over three years commencing on February 7, 2015. The shares of restricted stock issued in 2014 to Messrs. Langer, Gallagher and Berfield represent the equity portion of the 2013 incentive bonuses determined in early 2014 to have been earned with respect to performance in 2013. The 2013 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2013 Compensation Decisions – Annual Incentive Bonuses.”

(3)	The amounts in this column have been computed based on the $22.44 closing price per share of our common stock on December 31, 2013.
(4)	Represents awards of restricted stock granted to Messrs. Olson, Caputo, Langer and Gallagher under the long-term incentive plan authorized under their employment agreements, which stock vests, in whole or in part, on December 31, 2014, upon the achievement of certain performance criteria. These awards are described above in the section entitled “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation – Equity Incentives.”

2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey S. Olson	400,000	3,150,051	—	—
Thomas A. Caputo	42,500	620,339	—	—
Mark Langer	—	—	26,339	648,458
Arthur L. Gallagher	30,000	271,501	9,314	219,320
Michael Berfield	20,000	142,833	3,455	81,678

(1)	The value realized on vesting has been computed based on the average of the high and low price of the stock on the vesting date.

DIRECTOR COMPENSATION

In 2013, our compensation committee engaged FPL to evaluate the level and structure of our director compensation relative to compensation paid to directors of peer companies. As a result of this analysis, and upon the recommendation of the compensation committee, our board of directors approved certain changes to our director compensation program, effective January 1, 2014.

Director Compensation Through 2013. Through the calendar year ended December 31, 2013, non-employee directors received 3,300 shares of common stock upon their initial election to the board of directors and 3,300 shares of common stock on January 1 of each year of their service, which shares vested, in both cases, half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, non-employee directors received an annual cash fee in the amount of $40,000, payable each May following the annual meeting at which they were elected. In addition, chairs of the audit, compensation and nominating and corporate governance committees received an annual grant of shares of our common stock with a fair market value on the date of grant of $20,000, $20,000 and $10,000, respectively, following the annual meeting at which they were elected, which shares vested half on December 31 of the year of the grant and the other half on December 31 of the following year; and committee members received an annual cash fee of $7,500, payable each May (other than members of the audit committee, who received an annual cash fee of $10,000). In addition, our lead director received an additional 1,000 shares of common stock annually on January 1, which shares vested half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, each non-employee director received a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting.

Director Compensation Beginning in 2014. Effective January 1, 2014, non-employee directors will receive 3,500 shares of common stock upon their initial election to the board of directors and 3,500 shares of common stock annually on January 1 of each year of their service, which shares will vest, in both cases, half on December 31 of the year of the grant and the other half on December 31 of the following year. Beginning with the 2014 annual meeting, non-employee directors will receive an annual cash fee in the amount of $55,000, payable each May following the annual meeting at which they were elected. Chairs of the audit, compensation and nominating and corporate governance committees will receive an annual grant of shares of our common stock with a fair market value on the date of grant of $20,000, $20,000 and $10,000, respectively, following the annual meeting at which they are elected, which shares will vest half on December 31 of the year of the grant and the other half on December 31 of the following year; and committee members will receive an annual cash fee of $15,000, payable each May (other than members of the nominating and corporate governance committee and members of the executive committee, who will receive an annual cash fee of $10,000 and $7,500, respectively). In addition, our lead director will receive an additional 1,500 shares of common stock annually on January 1, which shares will vest half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, each non-employee director will receive a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting.

Mr. Olson, who is also our chief executive officer, is not paid any director’s fees. In addition, Mr. Katzman, our chairman of the board, is paid pursuant to the terms of a chairman compensation agreement, which is described separately below under the section entitled “Potential Payments Upon Termination or Change of Control - Our Chairman’s Compensation Agreement,” and is not paid any of the director fees described above.

In order to further align the interests of our stockholders and directors, our board of directors has adopted stock ownership guidelines for our directors, which are described above under the section entitled “Other Compensation Policies - Stock Ownership Guidelines.”

The following table summarizes the compensation of our non-employee directors in 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)

James Cassel	$96,500	$69,218	—	$165,718
Cynthia Cohen	$74,500	$89,212	—	$163,712
David Fischel	$46,000	$69,218	—	$115,218
Neil Flanzraich	$80,500	$100,203	—	$180,703
Nathan Hetz	$4,500	$184,033	—	$188,533
Chaim Katzman	—	—	—	—
Peter Linneman	$91,000	$89,212	—	$180,212
Galia Maor	$63,500	$69,218	—	$132,718
Dori Segal	$58,000	$69,218	—	$127,218

(1)	Represents the aggregate grant date fair values for stock awards granted during the year, which are computed in accordance with ASC 718, Compensation - Stock Compensation, calculated using the average of the high and low trading price of our common stock on the grant date. The grant date fair values for stock awards granted during 2013 are set forth in the second table below. Upon Mr. Hetz’s decision not to seek re-election to our board of directors at the 2013 annual meeting of stockholders, and in appreciation of his service to the company as an independent director, the compensation committee accelerated the vesting of 4,950 unvested shares of our common stock previously awarded to Mr. Hetz. As this acceleration constituted a modification of these awards pursuant to ASC 718, Compensation - Stock Compensation, the amount in the “Stock Awards” column for Mr. Hetz also includes the full value of the 4,950 unvested shares of our common stock on the date on which they vested, calculated using the average of the high and low trading price of our common stock on such date. Accordingly, the amount in the “Stock Awards” column for Mr. Hetz includes (a) $69,218, which represents the grant date fair value of the 3,300 shares of restricted stock granted to him in 2013, (b) $76,543, which represents the full value of the 3,300 shares of restricted stock granted to him in 2013 on the date on which the vesting of such shares was accelerated in 2013, and (c) $38,272, which represents the full value of 1,650 shares of restricted stock granted to him in 2012 on the date on which the vesting of such shares was accelerated in 2013. As required by applicable SEC rules, this treatment results in the value of the shares of restricted stock granted to Mr. Hetz in 2013 being counted twice for purposes of this table.

The following table sets forth the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2013:

Name	Number of Shares of Restricted Stock	Number of Unvested Options	Number of Vested Options
Mr. Cassel	1,650	—	—
Ms. Cohen	2,031	—	—
Mr. Fischel	1,650	—	—
Mr. Flanzraich	2,341	—	—
Mr. Hetz	—	—	—
Mr. Katzman	102,870	—	437,317
Dr. Linneman	2,031	—	—
Ms. Maor	1,650	—	—
Mr. Segal	1,650	—	—

The aggregate ASC 718, Compensation – Stock Compensation grant date fair value of each of the restricted stock awards granted in 2013 was as follows:

Name	Grant Date	Number of Shares of Restricted Stock Granted	Grant Date Fair Value
Mr. Cassel	1/1/2013	3,300	$69,218
Ms. Cohen	1/1/2013	3,300	$69,218
	5/9/2013	763	$19,994
Mr. Fischel	1/1/2013	3,300	$69,218
Mr. Flanzraich	1/1/2013	4,300	$90,193
	5/9/2013	382	$10,010
Mr. Hetz	1/1/2013	3,300	$69,218
Mr. Katzman	—	—	—
Dr. Linneman	1/1/2013	3,300	$69,218
	5/9/2013	763	$19,994
Ms. Maor	1/1/2013	3,300	$69,218
Mr. Segal	1/1/2013	3,300	$69,218

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Agreements with our chairman and Messrs. Olson, Caputo, Langer and Gallagher require us to make certain payments and provide certain benefits to them in the event of a termination of their agreement or employment, as applicable, following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements that are in effect as of the date of this proxy statement. We have not entered into any such arrangements with Mr. Berfield.

Our Chairman’s Compensation Agreement. Chaim Katzman has served as our chairman of the board since we were founded in 1992. We entered into a new chairman’s compensation agreement with Mr. Katzman effective January 1, 2011. The term of this agreement ends December 31, 2014 and will automatically renew for successive one-year periods unless either party gives the other written notice of termination at least 90 days before its expiration.

In connection with the execution of this agreement, Mr. Katzman received 380,000 shares of restricted stock, of which (i) 31,250 shares vested on January 1, 2011; (ii) 7,266 shares vest on the first day of each calendar month beginning February 2011 and ending December 2014; and (iii) 7,248 shares will vest on December 31, 2014, subject in each case to the continued retention of Mr. Katzman under the chairman’s compensation agreement. We also granted to Mr. Katzman the right to register any or all securities (including stock options) of Equity One held by him at any time during the term when we propose to register any of our securities under the Securities Act of 1933, as amended. Mr. Katzman is also eligible to receive an annual bonus in an amount determined by the compensation committee in its sole discretion.

If the chairman’s compensation agreement is terminated due to death or “disability” (as defined in the agreement) of Mr. Katzman, all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested during the 90-day period following his death or disability will fully vest as of the date of termination. If the agreement is terminated (a) by us “without cause,” or (b) by Mr. Katzman for “good reason” (as such terms are defined in the agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested at any time in the 365 days following the date of termination will fully vest as of the date of termination. If the agreement is terminated (a) by us “with cause,” or (b) by Mr. Katzman other than for “good reason” (as such terms are defined in the agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested in the calendar month when the date of termination occurs will fully vest as of the date of termination.

Under the chairman’s compensation agreement, we have the right to elect, within 20 days following the date of termination of the chairman’s compensation agreement, to redeem any shares of restricted stock that will vest specifically as a result of the termination of the chairman’s compensation agreement for an amount equal to the average closing price of our common stock on the principal stock exchange on which such common stock is then listed and traded during the ten trading days prior to the date of termination.

Employment Agreements with Named Executive Officers. We have executed employment agreements with Messrs. Olson, Caputo, Langer and Gallagher. A description of those agreements is as follows:

Term:	All of the agreements will expire on December 31, 2014. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew. As previously disclosed, Mr. Olson has informed us he will not renew his employment agreement and as a result, it will expire on December 31, 2014.

Base Salary:	• Mr. Olson. $975,000 • Mr. Caputo. $650,000 • Mr. Langer. $462,000 • Mr. Gallagher. $362,000 The base salaries for these executives can be increased annually at the discretion of the committee.

Bonus:

Each executive is entitled to an annual bonus based upon the achievement of certain performance levels established by the committee. It is anticipated that the performance levels will be set for each calendar year so that each executive can reasonably be expected to earn a bonus for such calendar year in an amount equal to the following percentage of his base salary:

•      Mr. Olson. 50% of base salary

•      Mr. Caputo. 50% of base salary

•      Mr. Langer. 100% of base salary

•      Mr. Gallagher. 100% of base salary

Bonuses for Messrs. Olson and Caputo are payable in cash, as they received up-front awards of restricted stock; bonuses for Messrs. Langer and Gallagher are payable one-half in cash and one-half in shares of our restricted stock, which shares will vest in equal portions on the first, second and third year anniversaries of the grant date, subject to the executive then being employed by us, provided that the number of shares of restricted stock that would otherwise be granted to Mr. Langer for any bonus with respect to the 2011 or 2012 calendar years were reduced by 12,500 shares. No bonus will be payable for Mr. Langer or Mr. Gallagher in respect of a calendar year in which such executive allows his employment agreement to expire. If we allow either Mr. Langer’s or Mr. Gallagher’s employment agreement to expire, or if either Mr. Langer or Mr. Gallagher elect for their employment agreement to expire, all unvested shares of restricted stock granted to such executive in respect of the foregoing annual bonuses will continue to vest as if the executive had been employed through the last date such shares would have otherwise vested.

Incentive Compensation:

Upon the execution date of his employment agreement, each executive received the following shares of restricted stock, in each case subject to the performance criteria described below:

•      Mr. Olson. 582,412 shares of restricted stock

•      Mr. Caputo. 373,333 shares of restricted stock

•      Mr. Langer. 266,667 shares of restricted stock

•      Mr. Gallagher. 160,000 shares of restricted stock

All of the shares of restricted stock will vest on December 31, 2014 if both (a) such executive is then employed by us under his employment agreement and (b) the annual internal rate of return, on a compounded basis, of an investment in our common stock for the period commencing on February 1, 2011 (January 1, 2011 in the case of Mr. Olson) and ending December 31, 2014 (i) exceeds the annual internal rate of return, on a compounded basis, of an investment in a group of peer companies by at least 300 basis points and (ii) equals or exceeds 9% (which we collectively refer to as the “primary benchmark”). If the primary benchmark has not been achieved, one-half of the shares of restricted stock will vest on December 31, 2014 if both (a) such executive is then employed by us under his employment agreement and (b) the annual internal rate of return, on a compounded basis, of an investment in our common stock for the period commencing on February 1, 2011 (January 1, 2011 in the case of Mr. Olson) and ending December 31, 2014 (i) exceeds the annual internal rate of return, on a compounded basis, of an investment in a group of peer companies by at least 150 basis points and (ii) equals or exceeds 6% (which we collectively refer to as the “secondary benchmark”). The peer companies consist of DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors.

Also, upon the execution date of his employment agreement, Messrs. Olson and Caputo received the following shares of restricted stock:

•      Mr. Olson. 116,482 shares, of which (i) 10,121 shares vested on January 1, 2011; (ii) 53,181 shares vested on December 31, 2012; and (iii) 53,180 shares will vest on December 31, 2014, in each case if either Mr. Olson is then employed by us under his employment agreement or such shares otherwise vest pursuant to the terms thereof

•      Mr. Caputo. 69,333 shares, of which (i) 34,667 shares vested on December 31, 2012 and (ii) 34,666 shares will vest on December 31, 2014, in each case if either Mr. Caputo is then employed by us under his employment agreement or such shares otherwise vest pursuant to the terms thereof.

Termination and Benefits:

If an executive’s employment is terminated as a result of death or “disability” (as defined in the employment agreement), then we owe the executive a lump sum payment equal to (a) base salary and accrued vacation pay through the date of termination and (b) after the 60th day following the date of termination, base salary paid retroactively from the date of termination through the earlier to occur of the 120th day following the date of termination or the end of the term of the agreement.

If an executive’s employment is terminated (a) by us “without cause” (as defined in the employment agreement) or (b) by the executive for “good reason” (as defined in the employment agreement), the executive will receive, in addition to accrued base salary and vacation pay, a lump-sum payment after the 60th day following the date of termination equal to the lesser of:

•      (i) his then-current base salary for the balance of the term of the agreement; or

•      (ii) an amount equal to his average annual bonus, if any, for the three most recently completed calendar years plus two times his then current base salary;

•      provided, however, that, if a “change in control” (as defined in the employment agreement) shall have occurred within 12 months prior to the date of termination, the amount provided for in clause (ii) will be increased to an amount equal to such executive’s average annual bonus, if any, for the three most recently completed calendar years plus two and nine-tenths times such executive’s then-current base salary.

If an executive’s employment is terminated (a) by us for “cause” (as defined in the employment agreement) or (b) by the executive other than for “good reason” (as defined in the employment agreement), the executive will receive his unpaid base salary and, to the extent required by law or our vacation policy, his accrued vacation pay through the date of termination.

For Mr. Olson, in the event of termination upon death or disability, (a) all unvested stock options granted prior to the effective date of his current employment agreement, (b) all unvested stock options granted on or after the effective date of his current employment agreement that would have vested during the 90-day period following the date of termination and in any event on or prior to December 31, 2014 and (c) certain portions of his incentive compensation grants of restricted stock will fully vest on the 60th day following the date of termination, in each case subject to the execution and delivery by Mr. Olson of a customary release agreement. In addition, subject to certain conditions, medical, dental and life insurance benefits for such terminated executive (in the case of termination for disability), his spouse and dependents must be continued by us for the 90-day period following the date of termination, or, if earlier, the end of the term of the employment agreement. For Messrs. Caputo, Langer or Gallagher, in the event of termination upon death or disability, (a) all stock options and shares of restricted stock received by the executive prior to the effective date of his current employment agreement, (b) all unvested stock options granted to the executive on or after the effective date of his current employment agreement and prior to the date of termination that would have vested during the 90-day period following the date of termination and in any event on or prior to the end of the term of the employment agreement, (c) a certain portion of the unvested incentive compensation grants of restricted stock (if either of the benchmarks is achieved through the date of termination), (d) with respect to Mr. Caputo, a certain portion of his unvested non-benchmarked grants of restricted stock and (e) with respect to Mr. Gallagher and Mr. Langer, all unvested shares of restricted stock granted to such executive as part of his annual bonus prior to the date of termination that would have vested during the 90-day period following the date of termination and in any event on or prior to the end of the term of the employment agreement, will fully vest on the 60th day following the date of termination, subject to the execution and delivery by the executive of a customary release agreement.

In addition, in the event of termination of the executive without cause or for good reason, (a) all unvested stock options granted to the executive that would have vested on or prior to the end of the term of the employment agreement, (b) all shares of restricted stock received by the executive (in the case of Messrs. Caputo, Langer or Gallagher) under his prior employment agreement, (c) a certain portion of the unvested incentive compensation grants of restricted stock (if either of the benchmarks is achieved through the date of termination), (d) with respect to Messrs. Olson and Caputo, all unvested non-benchmarked grants of restricted stock, and (e) with respect to Mr. Gallagher and Mr. Langer, all unvested shares of restricted stock granted to such executive as part of his annual bonus, will fully vest on the 60th day following the date of termination, subject to the execution and delivery by the executive of a customary release agreement. In addition, subject to certain conditions, medical, dental and life insurance benefits for the executive, his spouse and dependents must be continued by us for a period of up to 18 months following the date of termination.

As a condition to the receipt of the above benefits, each of the executives has agreed to refrain from certain activities for one year following specified termination events under his employment agreement, including direct competition with us and the solicitation of our employees. Each of the employment agreements also provides for customary protections of our confidential information and intellectual property. We have also agreed to indemnify each executive for liabilities resulting from his employment by us under his employment agreement and have entered into a standard form of indemnification agreement with each executive.

Other Perquisites and Benefits	During the term of Mr. Olson’s employment agreement, we agreed to provide him, at our cost, with an automobile for his business use. We also agreed to allow him (and anyone authorized by him) to use the automobile for his personal use at no cost to him, except as required by the rules of the Internal Revenue Service. We agreed to pay for automobile transportation service for Mr. Caputo to and from work. Subject to certain annual limits, we have also agreed to reimburse each of the executives for premiums paid by the executives for life, disability and other similar insurance policies.

Compensation Clawback:	Each employment agreement provides that the bonuses and other incentive-based or equity-based compensation received by the executive from us, and any profits realized by the executive from the sale of securities of the company, are subject to the forfeiture and clawback requirements in the Sarbanes-Oxley Act and other applicable laws, rules and regulations, and that any such repayment or forfeiture must be made within 30 days after notice thereof from us.

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated

on the Last Business Day of 2013

Employee:	Payment ($)	Continued Medical Benefits ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Total Payments ($)(4)

Jeffrey S. Olson
Death or Disability	$320,548	$5,709	—	$10,699,454	$11,025,711
Without Cause or with Good Reason	$975,000	$34,257	—	$14,262,684	$15,271,941
Change of Control	$975,000	$34,257	—	$14,262,684	$15,271,941
Thomas A. Caputo
Death or Disability	$213,699	$4,290	$257,500	$3,725,884	$4,201,373
Without Cause or with Good Reason	$650,000	$25,743	$173,250	$4,966,713	$5,815,706
Change of Control	$650,000	$25,743	$173,250	$4,966,713	$5,815,706
Mark Langer
Death or Disability	$151,890	$5,709	$257,500	$2,283,142	$2,698,241
Without Cause or with Good Reason	$462,000	$34,257	$173,250	$3,432,647	$4,102,154
Change of Control	$462,000	$34,257	$173,250	$3,432,647	$4,102,154
Arthur L. Gallagher
Death or Disability	$119,014	$5,709	$30,953	$1,578,108	$1,733,784
Without Cause or with Good Reason	$362,000	$34,257	$30,953	$2,407,520	$2,834,730
Change of Control	$362,000	$34,257	$30,953	$2,407,520	$2,834,730

(1)	Following a death or disability of the executive or termination of the executive’s employment by us without cause or by the executive with good reason, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for 90 days in the case of death or disability or 18 months in the other cases, with a maximum annual amount of $30,000 (pro rated for periods of less than a year). The amounts in this column represent the estimated COBRA payments for the respective periods.

(2)	Represents the value of the unvested options owned by the executive as of December 31, 2013 that would vest in the circumstances set forth in this schedule, calculated by multiplying the number of shares underlying such options by the difference between the closing price of our common stock on December 31, 2013 and the exercise price of the options.
(3)	Represents the value of the unvested shares owned by the executive as of December 31, 2013 (including shares awarded to Messrs. Langer and Gallagher in early 2014 with respect to the equity portion of their 2013 incentive bonus) that would vest in the circumstances set forth in this schedule, calculated by multiplying the number of such shares by the closing price of our common stock on December 31, 2013. Included in these amounts under the headings Death or Disability, Without Cause or with Good Reason and Change of Control for Mr. Olson are $9,804,230, $13,069,325 and $13,069,325, respectively, on account of the long term incentive plan award authorized under his employment agreement for which the primary benchmark had been achieved as of December 31, 2013. Included in these amounts under the headings Death or Disability, Without Cause or with Good Reason and Change of Control for Mr. Caputo are $3,142,322, $4,188,807 and $4,188,807, for Mr. Langer are $2,244,523, $2,992,015 and $2,992,015, and for Mr. Gallagher are $1,346,707, $1,795,200 and $1,795,200, respectively, on account of the long term incentive plan award authorized under each of their employment agreements for which the secondary benchmark had been achieved as of December 31, 2013.
(4)	Does not include the acceleration of equity incentives or other performance based compensation payable to the executive following the termination of employment which are out of the money as of December 31, 2013.

PROPOSAL 3 – ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding, advisory vote “FOR” or “AGAINST” the compensation paid to our named executive officers as disclosed and described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, including the compensation tables and the narrative disclosures that accompany the compensation tables.

As described in detail in our Compensation Discussion and Analysis, the compensation tables and related narrative discussion, the compensation of executive officers is designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing stockholder value. We evaluate the relationship between compensation cost, stockholder value and company performance on a regular basis. At-risk elements such as annual bonus incentives and long-term cash and equity incentives comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of stock-based compensation is designed to encourage ownership that results in business decisions that build long-term stockholder value and thus stock price appreciation, and retention of our named executive officers. We believe that the compensation paid to our named executive officers appropriately reflects key achievements as a result of the continued leadership of these named executive officers.

Stockholders are urged to read the section of this proxy statement entitled “Compensation Discussion and Analysis”, which discusses our executive compensation programs in detail, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2013 annual report that accompanies this proxy statement.

Accordingly, the company requests your vote for the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and disclosure.

The vote to approve named executive officer compensation requires a majority of the votes cast at the meeting. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:	The board of directors recommends that the stockholders vote FOR the resolution to approve the compensation paid to Equity One’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission and described in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Although the vote is non-binding and advisory, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.

PROPOSAL 4 – APPROVAL OF OUR AMENDED AND RESTATED 2004 EMPLOYEE STOCK PURCHASE PLAN

In 2004, our board of directors and stockholders authorized the issuance of up to 1,500,000 shares of our common stock under our 2004 Employee Stock Purchase Plan, or ESPP. The ESPP terminates on March 31, 2014 pursuant to its own terms. Accordingly, our board of directors has adopted an Amended and Restated 2004 Employee Stock Purchase Plan which will become effective on April 1, 2014, subject to stockholder approval. The Amended and Restated ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. Stockholder approval for the Amended and Restated ESPP is required in order to comply with the requirements of Section 423 of the Internal Revenue Code.

Of the 1,500,000 shares of our common stock initially reserved for issuance under the existing ESPP, 59,551 shares have been issued as of March 5, 2014. As we are not increasing the number of shares eligible for issuance under the Amended and Restated ESPP, 1,440,449 shares will remain reserved for issuance under the Amended and Restated ESPP.

Key differences between the existing ESPP and the Amended and Restated ESPP are as follows:

•	Eligible employees may purchase shares of our common stock at a 15% discount to market value (as compared to a 10% discount under the existing ESPP);

•	Shares purchased under the Amended and Restated ESPP will be subject to a six month holding requirement, subject to exceptions for hardship (as compared to no holding requirements under the existing ESPP); and

•	The Amended and Restated ESPP will remain in existence until its termination by the board of directors or, if earlier, the date on which all shares reserved for issuance under the plan have been issued.

In the event the Amended and Restated ESPP is not approved by our stockholders, the plan will immediately terminate and all employee contributions made on or subsequent to April 1, 2014 will immediately be refunded to the participants.

The following is a summary of the material provisions of the Amended and Restated ESPP, which is attached as Annex A to this proxy statement. You are urged to read the full text of the Amended and Restated ESPP. At the annual meeting, our stockholders will be asked to approve this plan.

Purpose of the Amended and Restated ESPP

The purpose of the Amended and Restated ESPP is to provide a convenient means by which employees may purchase shares of our common stock through payroll deductions and voluntary cash investments. In addition, our board of directors believes that such a plan will provide a means to attract and retain employees while providing them with an incentive to exert maximum efforts for the success of our company. We anticipate that approximately 162 of our 173 employees as of March 5, 2014 will be eligible to participate in the Amended and Restated ESPP.

Summary of the Amended and Restated ESPP

Administration of the Amended and Restated ESPP. The compensation committee of our board of directors will administer the Amended and Restated ESPP. The Amended and Restated ESPP vests the committee with the authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan and to make all other determinations necessary or advisable for the administration of the plan. However, our board of directors may exercise that authority in lieu of the committee.

Participation in the Amended and Restated ESPP. Employees of Equity One are eligible to participate in the Amended and Restated ESPP if they are scheduled to work at least twenty hours per week and more than five months per calendar year and have completed three months of service with us. These eligible employees may become participants in the plan by completing an enrollment agreement and filing it with us.

Offerings under the Amended and Restated ESPP. The Amended and Restated ESPP is generally implemented through a series of quarterly offering periods, beginning on January 1, April 1, July 1 and October 1 and ending on the following March 31, June 30, September 30 and December 31. The first offering period under the Amended and Restated ESPP begins on April 1, 2014. Shares of our stock are available for purchase under the Amended and Restated ESPP on quarterly exercise dates occurring on March 31, June 30, September 30 and December 31 of each year. On the first business day of each offering period, each participant is granted an option to purchase shares of our common stock on the exercise date within that offering period in an amount equal to the participant’s accumulated contributions from payroll deductions divided by the exercise price in effect on such date.

No participant is eligible for the grant of any option under the Amended and Restated ESPP if, immediately after the grant, the participant would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our subsidiaries. Additionally, no participant may be granted any option that would permit the participant to buy more than $25,000 worth of our common stock, determined at the time the option is granted, in any calendar year. Finally, no participant may purchase more than 1,000 shares of our common stock on any one exercise date.

Payroll Deductions. The enrollment agreements that each participant must submit authorize after-tax payroll deductions from the participants’ compensation during each payroll period. Participants must elect a payroll deduction amount of at least 1%, and up to 15%, of their compensation. A participant may change or terminate his or her payroll deductions at any time during an offering period, but may only begin payroll deductions on specified dates. All payroll deductions made for a participant are credited to his or her account under the Amended and Restated ESPP and deposited with our general funds.

Exercise Price. The exercise price per share at which shares are sold in an offering under the Amended and Restated ESPP is 85% of the average closing price of our common stock for the five trading days immediately preceding the exercise date; provided that in no event may the price be less than 85% of the closing price of our common stock on the first day of the offering period or the exercise date, whichever is lower. Participants pay the exercise price through accumulated payroll deductions made during the offering period.

Holding Period. Absent a determination of individual hardship, no participant may sell, transfer or otherwise dispose of shares purchased under the Amended and Restated ESPP prior to the six-month anniversary of the date on which such shares were purchased.

Withdrawal from the Amended and Restated ESPP. A participant may withdraw from participation in the Amended and Restated ESPP at any time by completing a withdrawal form and delivering it to us. If a participant’s employment terminates for any reason, he or she is treated as having withdrawn from the plan.

As soon as practicable following a participant’s withdrawal from the plan, all options granted to the participant under the plan, but not yet exercised, shall terminate, and no further purchases of common stock will be made for the participant’s account. Upon a participant’s withdrawal, we will refund any accumulated payroll deductions set aside by the participant which have not yet been used to purchase stock under the Amended and Restated ESPP.

Restrictions on Transfer; No Stockholder Rights. No plan contributions or options granted under the Amended and Restated ESPP are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the Amended and Restated ESPP. During the lifetime of a participant, an option is exercisable only by the participant. A participant does not have any interest or voting rights in shares covered by his or her option until the option has been exercised.

Duration, Termination, and Amendment of the Amended and Restated ESPP. Unless earlier terminated by our board of directors, the Amended and Restated ESPP will terminate on the date on which all shares reserved for issuance under the plan have been sold. The board or the committee may amend the Amended and Restated ESPP at any time. However, no amendment may change any option in a way that adversely affects the rights of the holder of the option and no amendment may in any way cause rights issued under the Amended and Restated ESPP to fail to meet the requirements for employee stock purchase plans under Section 423 of the Internal Revenue Code.

Shares Reserved under the Amended and Restated ESPP. 1,500,000 shares of our common stock were initially reserved for issuance under the existing ESPP, of which 1,440,449 shares remain unissued and available for future issuance. If any option granted under the Amended and Restated ESPP expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for issuance under the Amended and Restated ESPP.

Effect of Certain Corporate Events. The Amended and Restated ESPP provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

Under circumstances of our dissolution or liquidation, the offering period in progress will terminate immediately prior to the consummation of such proposed action, unless the committee determines otherwise. In the event of a merger or a sale of all or substantially all of our assets, each option under the Amended and Restated ESPP will be assumed or an equivalent option will be substituted by the successor corporation, unless the committee accelerates the date on which the options may be exercised.

New Plan Benefits. We are not able to determine the dollar value and number of any additional plan benefits which will be received by or allocated to any of our executive officers, our current executive officers, as a group, or employees who are not executive officers, as a group, because participation in the Amended and Restated ESPP and the rate of withholding is voluntary and determined by each eligible person in his or her sole discretion. The adoption of the Amended and Restated ESPP will not result in any new benefits to the current directors who are not executive officers, as a group, including nominees for election as a director, because those persons are not eligible to participate in the Amended and Restated ESPP.

Federal Income Tax Effects. Options granted under the Amended and Restated ESPP are intended to qualify for favorable federal income tax treatment to our employees under Sections 421 and 423 of the Internal Revenue Code. Employee contributions are made on an after-tax basis. A participant would not realize a capital gain or capital loss on common stock purchased under the plan until the participant sells his or her shares of common stock. If a participant disposes of shares two years or more after the date of the beginning of the offering period during which the shares were acquired, and more than one year after the shares were purchased, the participant would recognize as ordinary income the lesser of (i) the excess of the fair market value of the shares on the date of sale over the price paid, or (ii) 15% of the fair market value of the shares at the beginning of the offering period. Additionally, the participant would recognize a long-term capital gain or loss, within the meaning of the Internal Revenue Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus any amount taxed as ordinary compensation income.

If a participant disposes of shares within two years after the date of the beginning of the offering period during which the shares were purchased, or within one year after the shares were purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss, within the meaning of the Internal Revenue Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus the amount taxed as ordinary compensation income. If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss.

We will not receive an income tax deduction upon either the grant of the option or a participant’s exercise of the option, but generally will receive a deduction equal to the ordinary compensation income that the participant is required to recognize as a result of the disposition of the shares if the participant disposes of the shares within two years after the date of the beginning of the offering period when the shares were acquired, or within one year after the shares are purchased.

The closing price of our common stock on March 5, 2014 was $23.38.

Vote Required

A majority of the votes cast at the annual meeting is required for the approval of the proposed Amended and Restated ESPP. The rules of the NYSE require that votes FOR the proposal must be at least a majority of the votes cast on the proposal (including votes FOR and AGAINST and abstentions). The NYSE treats abstentions as votes cast but does not treat broker non-votes as votes cast. Accordingly, broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

RECOMMENDATION:	The board of directors recommends that the stockholders vote FOR the approval of the Amended and Restated 2004 Employee Stock Purchase Plan.

Equity Compensation Plan Information

The following table sets forth information regarding securities authorized for issuance under equity compensation plans as of December 31, 2013:

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (1)
Equity compensation plans approved by security holders	2,620,054	$21.09	6,427,373
Equity compensation plans not approved by security holders (2)	364,660	$24.70	—

Total	2,984,714	$21.53	6,427,373

(1)	Includes 1,440,449 shares which remain unissued and available for future issuance under our existing ESPP.
(2)	Represents options to purchase 364,660 shares of common stock issued to Jeffrey S. Olson, our Chief Executive Officer, in connection with his initial employment.

SECURITY OWNERSHIP

The table below sets forth, as of March 5, 2014, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 118,666,800 shares of common stock outstanding as of March 5, 2014, which number excludes 800,000 shares of unvested restricted stock held by three of our named executive officers, which shares are not entitled to vote or receive dividends. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 5, 2014 or which are scheduled to be issued within 60 days of March 5, 2014 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. As of March 5, 2014, no shares of our class A common stock were outstanding. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares Owned

Chaim Katzman (1)	53,905,962	45.4%
Dori Segal (2)	53,225,964	44.9%
Erica Ottosson (3)	53,194,564	44.8%
Gazit-Globe, Ltd. (4)	53,187,514	44.8%
M.G.N. (USA), Inc. (5)	38,907,444	32.8%
MGN America, LLC (6)	18,891,998	16.9%
Gazit America, Inc. (7)	14,280,070	12.0%
Gazit First Generation LLC (8)	10,812,312	9.1%
Silver Maple (2001), Inc. (9)	8,893,213	7.5%
The Vanguard Group, Inc.(10)	8,377,404	7.1%
100 Vanguard Blvd. Malvern, PA 19355
Blackrock, Inc. (11)	6,845,374	5.8%
40 East 52nd Street New York, NY 10022
Ficus, Inc. (12)	5,386,857	4.5%
Jeffrey S. Olson (13)	2,060,053	1.7%
Thomas A. Caputo (14)	618,395	*
Mark Langer (15)	426,217	*
Arthur L. Gallagher (16)	316,105	*
Michael Berfield (17)	34,693	*
Peter Linneman (18)	39,328	*
Neil Flanzraich (19)	35,527	*
James S. Cassel (20)	25,451	*
Cynthia R. Cohen (18)	20,128	*
David Fischel (20) (21)	13,400	*
Galia Maor (20)	10,100	*
Jordan Heller	—	—
All current executive officers and directors of Equity One as a group (16 persons) (22)	57,638,883	48.6%

*	Represents ownership of less than 1.0%
(1)	Includes (i) 53,187,514 shares of common stock beneficially owned by Gazit-Globe, Ltd. (NYSE: GZT), which Mr. Katzman may be deemed to control, (ii) 437,317 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable, (iii) 79,116 shares of unvested restricted stock owned by Mr. Katzman which he presently has the power to vote and (iv) 39,710 shares of common stock owned by Mr. Katzman’s daughters or entities controlled by Mr. Katzman’s daughters. Mr. Katzman does not pledge any shares directly owned by him or his family. Gazit-Globe, Ltd. and its subsidiaries have pledged 51,285,971 shares to secure corporate indebtedness owed by them (see footnotes (4) through (9) and footnote (12)), which shares are included in Mr. Katzman’s beneficial ownership.
(2)	Includes (i) 53,187,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Segal and Mr. Segal’s spouse, Erica Ottosson, may be deemed to beneficially own as the result of a shareholders agreement entered into among Mr. Katzman, Mr. Segal and Ms. Ottosson regarding their holdings in Norstar Holdings Inc., the parent of Gazit-Globe, Ltd., (ii) 7,050 shares of common stock held jointly with Ms. Ottosson and (iii) 5,150 shares of unvested restricted stock which Mr. Segal presently has the power to vote. Mr. Segal does not pledge any shares directly owned by him or his family. Gazit-Globe, Ltd. and its subsidiaries have pledged 51,285,971 shares to secure corporate indebtedness owed by them (see footnotes (4) through (9) and footnote (12)), which shares are included in Mr. Segal’s beneficial ownership.
(3)	Includes (i) 53,187,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Ms. Ottosson and Mr. Segal may be deemed to beneficially own as the result of a shareholders agreement entered into among Mr. Katzman, Mr. Segal and Ms. Ottosson regarding their holdings in Norstar Holdings Inc., the parent of Gazit-Globe, Ltd. and (ii) 7,050 shares of common stock held jointly with Mr. Segal. Ms. Ottosson does not pledge any shares directly owned by her or her family. Gazit-Globe, Ltd. and its subsidiaries have pledged 51,285,971 shares to secure corporate indebtedness owed by them (see footnotes (4) through (9) and footnote (12)), which shares are included in Ms. Ottosson’s beneficial ownership.
(4)	Includes (i) 38,907,443 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 14,280,070 shares of common stock beneficially owned by Gazit America, Inc., both of which are wholly-owned subsidiaries of Gazit-Globe, Ltd. Of the shares included as beneficially owned by Gazit-Globe, Ltd., 51,285,971 shares are pledged to secure corporate indebtedness owed by it and its subsidiaries.
(5)	Includes (i) 18,891,997 shares of common stock owned by MGN America, LLC and (ii) 10,812,312 shares of common stock owned by Gazit First Generation LLC, both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc. Of the shares included as beneficially owned by M.G.N. (USA), Inc., 37,205,906 shares are pledged to secure corporate indebtedness owed by it.
(6)	17,190,460 of the shares beneficially owned by MGN America, LLC are pledged to secure indebtedness owed by it.
(7)	Includes (i) 8,893,213 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,386,857 shares of common stock owned by Ficus, Inc., both of which are wholly-owned subsidiaries of Gazit America, Inc. Of the shares included as beneficially owned by Gazit America, Inc., 14,080,065 shares are pledged to secure corporate indebtedness owed by it or its affiliates.
(8)	All of the shares beneficially owned by Gazit First Generation LLC are pledged to secure corporate indebtedness owed by it.
(9)	8,693,208 of the shares beneficially owned by Silver Maple (2001), Inc. are pledged to secure corporate indebtedness owed by it.
(10)	Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owner with the SEC on February 12, 2014. The Vanguard Group, Inc. reported sole voting power with respect to 165,669 shares, shared voting power with respect to 41,700 shares, sole dispositive power with respect to 8,377,404 shares and shared dispositive power as to 146,769 shares.
(11)	Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owner with the SEC on January 29, 2014. Blackrock, Inc. reported sole voting power with respect to 6,415,209 shares and sole dispositive power with respect to 6,845,374 shares.
(12)	All of the shares beneficially owned by Ficus, Inc. are pledged to secure corporate indebtedness owed by it.
(13)	Includes (i) 1,309,660 shares of common stock issuable to Mr. Olson upon the exercise of options which are currently exercisable and (ii) 58,240 shares of unvested restricted stock which Mr. Olson presently has the power to vote.
(14)	Includes (i) 491,500 shares of common stock issuable to Mr. Caputo upon the exercise of options which are currently exercisable; and (ii) 34,666 shares of unvested restricted stock and 91,249 shares of common stock, in each case owned by the Thomas A. Caputo Family Trust II over which Mr. Caputo presently has the power to vote. Does not include 373,333 shares of unvested restricted stock which Mr. Caputo presently does not have the power to vote.
(15)	Includes (i) 347,000 shares of common stock issuable to Mr. Langer upon the exercise of options which are currently exercisable and (ii) 17,915 shares of unvested restricted stock which Mr. Langer presently has the power to vote. Does not include 266,667 shares of unvested restricted stock which Mr. Langer presently does not have the power to vote.

(16)	Includes (i) 247,987 shares of common stock issuable to Mr. Gallagher upon the exercise of options which are currently exercisable and (ii) 16,975 shares of unvested restricted stock which Mr. Gallagher presently has the power to vote. Does not include 160,000 shares of unvested restricted stock which Mr. Gallagher presently does not have the power to vote.
(17)	Includes (i) 10,000 shares of common stock issuable to Mr. Berfield upon the exercise of options which are currently exercisable and (ii) 18,728 shares of unvested restricted stock which Mr. Berfield presently has the power to vote
(18)	Includes 5,531 shares of unvested restricted stock which the director presently has the power to vote.
(19)	Includes 7,341 shares of unvested restricted stock which Mr. Flanzraich presently has the power to vote
(20)	Includes 5,150 shares of unvested restricted stock which the director presently has the power to vote.
(21)	Does not include joint venture interests held by LIH in EQY-CSC LLC, a Delaware limited liability company, which interests are redeemable for cash or, at the company’s option, 11,357,837 shares of the company’s common stock, of which Mr. Fischel disclaims beneficial ownership. Mr. Fischel is a director of LIH.
(22)	See footnotes (1) through (21). Also includes 20,219 shares of common stock held by unlisted executive officers (including shares of unvested restricted stock where the applicable executive officer has the right to vote).

As shown above, several of our affiliated stockholders that beneficially own a significant interest in our company, namely Gazit-Globe, Ltd. and related entities under its control, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.

If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the stockholder’s failure to comply with the financial ratios and other covenants set forth in the applicable pledge agreement and loan documents;

•	if the value of the pledged shares ceases to exceed the principal amount of indebtedness outstanding under the credit facilities by a specified margin as a result of the decline of our stock price or otherwise;

•	the occurrence of a default with respect to other indebtedness owed by the stockholder that would entitle any of the stockholder’s other creditors to accelerate payment of such indebtedness; and

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors.

In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.

For a discussion of our policy on the pledge of our stock by directors and executive officers, see the section of this proxy statement entitled “Compensation Discussion and Analysis – Other Compensation Policies”.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2013.

CERTAIN TRANSACTIONS

While not a formal written policy, in the past, either our full board or one of its committees has reviewed and approved or ratified any related party transactions. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that potentially could cause a non-employee director to cease to qualify as an independent director under NYSE listing requirements or the ratings criteria of various stockholder or other institutional organizations.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved.

Criteria for board or committee approval or ratification of a related party transaction include, in addition to factors that the board or committee, as applicable, otherwise deems appropriate under the circumstances:

•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•	in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under NYSE listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under NYSE and other regulatory requirements.

The foregoing policies and procedures have been followed in connection with the review and approval or ratification of all of the transactions noted below.

Investment Contract and Use Agreement

We are party to a use agreement dated January 1, 1996 with an affiliate of Gazit-Globe. Pursuant to this agreement, we agreed to permit Chaim Katzman, our chairman of the board, or any of Gazit-Globe’s other employees to use our facilities, equipment, supplies and personnel necessary to conduct its business and affairs. In consideration for the use of these facilities, Gazit-Globe agreed to pay us an annual sum of $10,000.

In addition, we have previously entered into an investment contract, dated May 21, 1996, with several of our principal stockholders, including the predecessor to Gazit-Globe. This agreement provides, in addition to other agreements, covenants and obligations that have been satisfied, that we separately prepare our financial statements in accordance with International Financial Reporting Standards and furnish such financial statements to Gazit-Globe and its affiliates for purposes of allowing it to consolidate our financial results with those of Gazit-Globe as required by Israeli generally accepted accounting principles and the Tel-Aviv Stock Exchange, on which the shares of capital stock of Gazit-Globe are currently traded.

Effective January 1, 2004, we entered into a clarification agreement and protocol with Gazit-Globe. The clarification agreement clarifies certain provisions of the use agreement and the investment contract, including that Gazit-Globe agrees to reimburse us for internal and third-party expenses incurred by us in the use of our office facilities and in connection with the reconciliation of our financial statements to IFRS. During 2013, we incurred approximately $1.2 million of expenses that were reimbursable by Gazit-Globe. The balance due from Gazit-Globe at December 31, 2013 was approximately $283,000.

Lease Agreement

We are party to a lease agreement with an affiliate of Gazit-Globe with respect to 8,540 square feet of office space at one of our shopping centers located in North Miami Beach, Florida. The lease expires on October 31, 2015 and was negotiated at arm’s length and reflected market conditions at the time the lease was signed. In addition to reimbursement of allocable real estate taxes, insurance and common area maintenance costs, the lease provides for aggregate base rent of $161,406 from November 1, 2012 through October 31, 2013, $166,273 from November 1, 2013 through October 31, 2014 and $171,227 from November 1, 2014 through October 31, 2015. During 2013, income from Gazit-Globe with respect to this lease totaled $246,359, which amount includes reimbursement of allocable real estate taxes, insurance and common area maintenance costs.

Corporate Use of Personal Aircraft

Our board has adopted a written policy pursuant to which our chairman, directors and executive officers are entitled to reimbursement of expenses incurred in connection with travel for company business on chartered aircraft and privately owned or leased aircraft. Pursuant to this policy, in 2013 we paid an affiliate of Gazit-Globe $111,000 on account of flights taken by Mr. Katzman, the chairman of our board, on a plane leased by the Gazit-Globe affiliate. Reimbursement is made at the full cost associated with such travel, including a proportionate amount of any fixed costs, as determined by the Gazit-Globe affiliate.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than 5:00 p.m., Eastern Time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2015 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary on or after October 29, 2014, and prior to 5:00 p.m., Eastern Time, on November 28, 2014 and must contain all other information required by our bylaws.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2015 annual meeting of stockholders is November 28, 2014. In the event that the 2015 annual meeting of stockholders is called for a date that is not within 30 days before or after May 9, 2015, in order to be timely, we must receive notice by the stockholder of business proposals intended to be included in the proxy materials relating to the 2015 annual meeting not later than 5:00 p.m., Eastern Time, on the later of 120 calendar days in advance of the 2015 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Such stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Stockholder proposals should be mailed to the attention of, and copies of the advance notification requirements may be obtained from, our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

2013 ANNUAL REPORT

Copies of our 2013 Annual Report, financial statements and Form 10-K for the year ended December 31, 2013, as filed with the SEC, may be obtained without charge by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the 2014 annual meeting of stockholders. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Annex A

EQUITY ONE, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated

EQUITY ONE, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated

A-(i)

	(b)	Exercise Price	A-4
	(c)	Fair Market Value	A-4
	(d)	Limitation on Option that may be Granted	A-4
	(e)	No Rights as Shareholder	A-5

8.	Exercise of Options		A-5
	(a)	Automatic Exercise	A-5
	(b)	Carryover of Excess Contributions	A-5

9.	Issuance of Shares		A-5
	(a)	Delivery of Shares	A-5
	(b)	Registration of Shares	A-5
	(c)	Compliance with Applicable Laws	A-5
	(d)	Withholding	A-5

10.	Participant Accounts		A-5
	(a)	Bookkeeping Accounts Maintained	A-5
	(b)	Participant Account Statements	A-5
	(c)	Withdrawal of Account Balance Following Exercise Date	A-5

11.	Designation of Beneficiary		A-6
	(a)	Designation	A-6
	(b)	Change of Designation	A-6

12.	Transferability and Holding Period		A-6
	(a)	Transferability	A-6
	(b)	Holding Period	A-6

13.	Withdrawal; Termination of Employment		A-6
	(a)	Withdrawal	A-6
	(b)	Termination of Employment	A-6

14.	Common Stock Available under the Plan		A-7
	(a)	Number of Shares	A-7
	(b)	Adjustments Upon Changes in Capitalization; Corporate Transactions	A-7

15.	Administration		A-7

16.	Amendment, Suspension, and Termination of the Plan		A-8
	(a)	Amendment of the Plan	A-8
	(b)	Suspension of the Plan	A-8
	(c)	Termination of the Plan	A-8

17.	Notices		A-8

18.	Expenses of the Plan		A-8

19.	No Employment Rights		A-8

20.	Applicable Law		A-8

21.	Effective Date		A-9

A-(ii)

EQUITY ONE, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated

1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Applicable Percentage” means the percentage specified in Section 7(b), subject to adjustment by the Committee as provided in Section 7(b).

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the committee appointed by the Board to administer the Plan as described in Section 15 of the Plan or, if no such Committee is appointed, the Board.

(e) “Common Stock” means the Company’s common stock, par value $0.01 per share.

(f) “Company” means Equity One, Inc., a Maryland corporation.

(g) “Compensation” means, with respect to each Participant for each pay period, the full base salary and overtime paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) bonuses or commissions, (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (iii) any automobile or relocation allowances (or reimbursement for any such expenses), (iv) any amounts paid as a starting bonus or finder’s fee, (v) any amounts realized from the exercise of any stock options or incentive awards, (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vii) other similar forms of extraordinary compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiaries” means all Subsidiaries of the Company other than those Subsidiaries that have been designated by the Board from time to time in its sole discretion as not being eligible to participate in the Plan.

(j) “Employee” means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five (5) months in any calendar year.

(k) “Entry Date” means the first day of each Offering Period.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last Trading Day ending on or before each March 31, June 30, September 31 and December 31.

(n) “Exercise Price” means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 7(b).

(o) “Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(c).

(p) “Offering Date” means the first Trading Day of each Offering Period.

(q) “Offering Period” means, subject to adjustment as provided in Section 4(b), the quarterly periods during which the Company’s Common Stock will be offered under the Plan, beginning on each January 1, April 1, July 1 and October 1 and ending on the immediately following March 31, June 30, September 30 or December 31 of each year while the Plan is in effect.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5(a) hereof.

(t) “Plan” means this Equity One, Inc. 2004 Employee Stock Purchase Plan, as Amended and Restated.

(u) “Plan Contributions” means, with respect to each Participant, the lump sum cash transfers, if any, made by the Participant to the Plan pursuant to Section 6(a) hereof, plus the after-tax payroll deductions, if any, withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 hereof, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(v) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(w) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Eligibility. Any Employee who has completed at least three (3) months of employment with the Company or any Designated Subsidiary shall be eligible to become a Participant as of any Entry Date under the Plan.

4. Offering Periods.

(a) In General. The Plan shall generally be implemented by a series of Offering Periods. Each Offering Period shall commence on the January 1, April 1, July 1 or October 1 immediately following the end of the previous Offering Period and end on the immediately following March 31, June 30, September 30 or December 31, that is one calendar quarter later.

(b) Changes by Committee. Additionally, the Committee shall have the power to make other changes to the duration and/or the frequency of Offering Periods with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

5. Participation. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering.

6. Plan Contributions.

(a) Contribution by Payroll Deduction. Except as otherwise authorized by the Committee, all contributions to the Plan shall be made only by payroll deductions. The Committee may, but need not, permit Participants to make after-tax contributions to the Plan at such times and subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be treated in the same manner as payroll deductions contributed to the Plan as provided herein.

(b) Payroll Deduction Election on Enrollment Agreement. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant’s Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(c) Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for Participants enrolling in the Plan shall commence with the earliest administratively practicable payroll period that begins on or after the Entry Date with respect to which the Participant files an enrollment agreement in accordance with Section 5.

(d) Automatic Continuation of Payroll Deductions. Unless a Participant elects otherwise prior to the Exercise Date of an Offering Period, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period the Participant’s “Entry Date” shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for the immediately succeeding Offering Period as was in effect for the Participant immediately prior to the commencement of the succeeding Offering Period.

(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Offering Period (within the limitations of Section 6(b) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Offering Period. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the earliest administratively practicable payroll period that begins on or after the date the Committee receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a).

(f) Automatic Changes in Payroll Deduction. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 7(d) hereof, or any other applicable law, a Participant’s payroll deductions may be decreased, including to 0%, at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the following Offering Period which is scheduled to end in the following calendar year, unless the Participant terminates participation as provided in Section 13(a).

7. Grant of Option.

(a) Shares of Common Stock Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 7(d) and this Section 7(a), the Participant shall be granted an option to purchase on the Exercise Date of the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 7(b) below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares a Participant may purchase during any Offering Period shall be One Thousand (1,000) shares.

(b) Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be equal to: (i) the Applicable Percentage, times (ii) the average of the Fair Market Values of a share of Common Stock on the five (5) Trading Days that immediately precede the Exercise Date; provided, however, that in no event shall the Exercise Price per share of Common Stock on the Exercise Date of an Offering Period be less than the lower of: (i) 85% of the Fair Market Value of a share of Common Stock on the Offering Date, or (ii) 85% of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Offering Period shall be 85%, unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than fifteen (15) days prior to the Offering Date thereof.

(c) Fair Market Value. The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; provided, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the New York Stock Exchange, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the New York Stock Exchange, (iii) in the event the Common Stock is listed on a stock exchange other than the New York Stock Exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means.

(d) Limitation on Option that may be Granted. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(e) No Rights as Shareholder. A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

8. Exercise of Options.

(a) Automatic Exercise. A Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

(b) Carryover of Excess Contributions. Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on an Exercise Date shall be immediately refunded to the Participant except that any amount which is insufficient to purchase a full share of Common Stock, shall remain in the Participant’s account, and be carried over to the next Offering Period, unless the Participant withdraws from participation in the Plan or elects to withdraw his or her account balance in accordance with Section 10(c).

9. Issuance of Shares.

(a) Delivery of Shares. As promptly as practicable after each Exercise Date, the Company shall arrange for the electronic delivery of shares purchased upon exercise of the Participant’s option to the Company’s transfer agent to hold in the name of each Participant (or the Participant’s beneficiary), as appropriate.

(b) Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

(c) Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

(d) Withholding. The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

10. Participant Accounts.

(a) Bookkeeping Accounts Maintained. Individual bookkeeping accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions, options issued, and shares purchased under the Plan. However, all Plan Contributions made for a Participant shall be deposited in the Company’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

(b) Participant Account Statements. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

(c) Withdrawal of Account Balance Following Exercise Date. A Participant may elect at any time within the first thirty (30) days following any Exercise Date, or at such other time as the Committee may from time to time prescribe, to receive in cash the amount carried-over in accordance with Section 8(b). An election under this Section 10(c) shall not be treated as a withdrawal from participation in the Plan under Section 13(a).

11. Designation of Beneficiary.

(a) Designation. A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b) Change of Designation. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. Transferability and Holding Period.

(a) Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 11). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 13(a).

(b) Holding Period. Except as provided in the last sentence of this Section 12(b), no sale, transfer or other disposition may be made of any shares of Common Stock purchased under the Plan until the six-month anniversary of such purchase. Notwithstanding the foregoing, if a Participant who owns shares of Common Stock subject to the foregoing restriction is determined by the Committee in its discretion, to have a serious financial need for the proceeds of the sale of such shares, the Committee shall consent to a sale of such shares to the extent necessary to satisfy the serious financial need.

13. Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw from the Plan at any time by giving written notice to the Company. Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to the Participant’s account, if any, and not yet invested in Common Stock, will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. The Participant’s unexercised options to purchase shares pursuant to the Plan automatically will be terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a).

(b) Termination of Employment. Upon termination of a Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 11, and the Participant’s option to purchase shares under the Plan will automatically terminate.

14. Common Stock Available under the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 14(b) below, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be One Million Five Hundred Thousand (1,500,000) shares. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b) Adjustments Upon Changes in Capitalization; Corporate Transactions.

(i) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(ii) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(iii) In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 13(a). For purposes of this Section 14(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

(iv) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons. The Committee has delegated to the Company’s Chief Executive Officer the authority to administer financial hardship requests by Participants (other than himself) under Section 12(b).

16. Amendment, Suspension, and Termination of the Plan.

(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Section 423 of the Code, or any other applicable law or regulation), the Company shall obtain shareholder approval of any such amendment.

(b) Suspension of the Plan. The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five (5) business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Exercise Date; provided further, that the Board or Committee provides notice to the Participants at least twenty (20) business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 13(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. Participants shall have the right to withdraw carryover funds provided in Section 10(c) throughout any suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

(c) Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate on the earlier of:

(i) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

(ii) such date as is determined by the Board in its discretion.

In the event that the Plan terminates under circumstances described in Section 16(c)(i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of the termination date.

17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

19. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or any Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

20. Applicable Law. The internal laws of the State of Florida shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.

21. Effective Date. Subject to approval of the amended and restated Plan by the Company’s shareholders, the amended and restated Plan shall become effective as of April 1, 2014. If the shareholders do not approve the amended and restated Plan at the Company’s 2014 Annual Meeting, then the Plan shall terminate and all Plan Contributions shall be immediately refunded to the Participants.

EQUITY ONE, INC. 1600 N.E. MIAMI GARDENS DRIVE NORTH MIAMI BEACH, FL 33179	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66367-P46267	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY ONE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: Vote on Directors
			☐	☐	☐
1.	Election of Directors
Nominees:
	01) Cynthia R. Cohen	06) Galia Maor
	02) Neil Flanzraich	07) Jeffrey S. Olson
	03) Jordan Heller	08) Dori Segal
	04) Chaim Katzman	09) David Fischel
05) Peter Linneman

Vote on Proposals
The Board of Directors recommends you vote FOR each of the following proposals:		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2014 fiscal year.	☐	☐	☐
3.	Proposal to approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐
4.	The approval of our Amended and Restated 2004 Employee Stock Purchase Plan.	☐	☐	☐

NOTE: In its discretion, the proxy holder is authorized to vote and otherwise represent the undersigned on any other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M66368-P46267

EQUITY ONE, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 9, 2014 9:00 A.M. EDT

The stockholder(s) hereby appoint(s) Jeffrey S. Olson and Aaron Kitlowski, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Equity One, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Friday, May 9, 2014, at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, NY 10022 and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2, FOR THE PROPOSAL IN ITEM 3 AND FOR THE PROPOSAL IN ITEM 4. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side